Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[****]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXECUTION VERSION

CONFIDENTIAL

PURCHASE AND ASSIGNMENT AGREEMENT

THIS PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) dated as of December 11, 2022 (“Execution Date”) is by and among Clovis Oncology Inc., a corporation organized under the laws of Delaware (“Clovis”) and Novartis Innovative Therapies AG, a corporation organized under the laws of Switzerland, and any of its permitted assignees (“Novartis”). Each of Clovis and Novartis may be individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Clovis and 3B Pharmaceuticals GmbH (“3BP”) are party to that certain License and Collaboration Agreement dated September 20, 2019 (“Original Effective Date” and such agreement, “Original License Agreement”);

WHEREAS, Clovis intends to file a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) following the execution of this Agreement (the date of such filing, the “Petition Date”);

WHEREAS, Clovis desires to sell, assign and transfer to Novartis, and Novartis desires to accept from Clovis, all of Clovis’ rights and obligations under the Original License Agreement and certain other specified assets, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with sections 105, 363, and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Transferred Assets and Assumed Liabilities (each as defined below) are assets and liabilities of Clovis that are to be purchased by Novartis pursuant to the Sale Order (as defined below), free and clear of all Liens (as defined below), except for any Assumed Liabilities and Permitted Liens (each as defined below), all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with the applicable provisions of the Bankruptcy Code; and

WHEREAS, simultaneously with the execution of this Agreement, 3BP and Novartis will enter into an agreement to amend and restate the Original License Agreement effective as of the Closing and will execute such certain Amended and Restated License Agreement on the Effective Date (“A&R License Agreement”) to supersede and replace the Original License Agreement.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Accounting Standards” means, with respect to Novartis, IFRS (International Financial Reporting Standards), as generally and consistently applied throughout Novartis’ organization. Novartis shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that Novartis may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

“Action” means any claim, audit, action, investigation, suit or proceeding, arbitral action or criminal prosecution.

“Administrative Expense Claims” means an administrative expense of a kind specified in section 503(b), 507(b) or 1114(e) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code.

“Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity and the terms “controlling,” “controlled by,” and “under common control” have correlative meanings. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alternative Transaction” means (i) any direct or indirect sale, transfer or assignment of any portion of the Transferred Assets, or (ii) any financing, recapitalization, restructuring, plan of reorganization or liquidation, merger, consolidation, or other transaction to which Clovis or any of its Subsidiaries is a party that adversely impacts the ability of Clovis to transfer to Novartis all or any portion of the Transferred Assets, in each instance that has the effect of, directly or indirectly, transferring, assigning or vesting ownership of, interests in, rights to, or benefits in, any portion of the Transferred Assets to any party other than Novartis, but excluding the grant of any Bankruptcy Court-approved Liens on or claims to the Transferred Assets in connection with any DIP Financing Order and/or Cash Collateral Order.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Applicable Laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assigned Contracts” means those certain contracts set forth on Schedule 2.01, which Schedule may be amended and supplemented in accordance with Section 2.03 of this Agreement, to which Clovis is a party that will be assigned to Novartis hereunder.

“Assignment and Transfer Agreement” means that certain bill of sale and assignment and transfer agreement, by and between Clovis and Novartis with respect to the Transferred Assets, substantially in the form attached hereto as Exhibit A.

“Auction” has the meaning ascribed to it in the Bidding Procedures.

“Bankruptcy Case” means the case under Chapter 11 of the Bankruptcy Code commenced by Clovis on the Petition Date, and continuing immediately thereafter, in the Bankruptcy Court.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Court Milestones” has the meaning set forth in Section 6.06(e).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Bankruptcy Court, as applicable to the Bankruptcy Case.

“Bidding Procedures” means the bidding procedures for the solicitation and submission of bids for a sale, transfer, assignment or other disposition by Clovis of some or all of the Transferred Assets, in the form attached to the Bidding Procedures Order, with any changes thereto being in form and substance reasonably acceptable to Clovis and Novartis.

“Bidding Procedures Order” means an order of the Bankruptcy Court that, among other things, (i) approves the Bidding Procedures, (ii) designates Novartis as the “stalking horse bidder” with respect to the Transferred Assets, (iii) provides for approval of the Break-Up Fee and the Expense Reimbursement pursuant to the terms of this Agreement, (iv) establishes, among other things, a date by which Qualified Bids, if any, must be submitted, and procedures for an auction process, and (v) shall be in the form attached hereto as Exhibit B with any changes thereto in form and substance reasonably acceptable to Clovis and Novartis.

“Break-Up Fee” means Six Million Dollars ($6,000,000) to compensate Novartis for serving as the “stalking horse” and subjecting this Agreement to higher and better offers.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Cambridge, Massachusetts or Basel, Switzerland are authorized or required by Applicable Law to close.

“Calendar Quarter” means each of the following three (3)-month periods during each Calendar Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided that the first Calendar Quarter during the term of this Agreement shall commence on the Effective Date and end on March 31, 2023.

“Calendar Year” means any twelve (12) month period commencing on January 1; provided that the first Calendar Year shall commence on the Effective Date and end on December 31, 2022.

“Cash Collateral Order” means any orders of the Bankruptcy Court approving Clovis’ use of cash collateral, in substance reasonably acceptable to Novartis to the extent that any provision thereof would be reasonably likely to adversely effect the timing of the transactions contemplated hereby or the ability of Clovis to fulfill any of its obligations hereunder.

“Clovis Restricted Period” means the period beginning on the Effective Date and ending three (3) years thereafter.

“CMC Activities” means the chemistry, manufacturing and controls activities necessary or useful for generating the CMC Information required for Regulatory Approval of a Product, including Manufacture of commercial and/or clinical trial materials, process and method validation, and all other related activities that are necessary or useful to obtain or maintain Regulatory Approval of a Product.

“CMC Information” means information related to the chemistry, manufacturing and controls of a Product required for approval to commence clinical studies and/or Regulatory Approval of a Product, as specified by FDA or other applicable Regulatory Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialization” means, with respect to any product, any and all activities (whether conducted before or after Regulatory Approval) relating to the promotion, marketing, sale, offering for sale, Manufacturing and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering such product to customers or end users) of such product, including: (i) activities related to sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution, (ii) activities related to scientific and medical affairs and (iii) activities directed to obtaining Pricing Approval in any jurisdiction. For the avoidance of doubt, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval. “Commercialize”, “Commercialized”, and “Commercializing” have correlative meanings.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Novartis with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts consistent with the usual practice of Novartis to accomplish such objective, activity or decision, and, with respect to the development or commercialization of any Product, specifically means the carrying out of development and commercialization activities using efforts that Novartis would customarily devote to a product at a similar stage in its development or product life and of similar market potential and profit potential as such Product, in each case based on conditions then prevailing and taking into account scientific data and validation, efficacy, safety, approved labeling, product profile, the competitiveness of products of Third Parties, pricing and reimbursement for such Product in a country relative to other markets, the patent and other proprietary position of such Product, the likely timing of such Product’s entry into the market, the likelihood of Regulatory Approval, the anticipated profitability of such Product and any other relevant scientific, technical and commercial factors.

“Competing Product” means any therapeutic pharmaceutical product comprising a binding moiety that deliberately targets and primarily binds to FAP, and is or can be linked to an anticancer payload as its primary mechanism of action, other than a Product licensed by Novartis to Clovis under the Imaging Agent License Agreement.

“Confidential Information” means any and all non-public or confidential information of a disclosing Party or any of its Affiliates, including any Know-How and any other confidential information relating to the business, operations or products of such disclosing Party or any of its Affiliates disclosed to the receiving Party or any of its Affiliates under this Agreement or otherwise becomes known to the receiving Party or any of its Affiliates by virtue of this Agreement. For clarity, (a) the existence and terms and conditions of this Agreement constitute both Parties’ Confidential Information and (b) the Transferred Assets and Subject Know-How is the Confidential Information of Novartis.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, or a Final Order of the Bankruptcy Court that deems or renders unnecessary the same.

“Contract” means any contract, indenture, note, bond, lease, sublease, license or other agreement that is binding upon a Person or its property.

“Contract Manufacturer” means any Third Party engaged by a Party to Manufacture a Product or any component of a Product.

“Cover” means, with respect to any claim of any Patent and product (including any Product) in any jurisdiction, that such claim would be infringed (or if such claim is in a pending Patent application, such claim would be infringed if it were issued), absent a license to or ownership of such claim, by any Exploitation of such product (including any Product) in such jurisdiction. “Covered” and “Covering” have correlative meanings.

“Cure Costs” means all amounts that must be paid or otherwise satisfied to cure all of Clovis’ monetary defaults under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption and assignment by Clovis of the Assigned Contracts under the terms of the Agreement.

“Damages” means any and all claims, damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third Party Claim or a claim solely between the Parties).

“Data Package” means all documentation and resources needed or relevant to enable Novartis to research, develop, manufacture, have manufactured, and otherwise Manufacture the Product.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority.

“Develop” means, with respect to a Product, those pre-clinical and clinical drug development activities that are necessary or useful to obtain Regulatory Approval in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product, including discovery, test method development, stability testing, toxicology including GLP toxicology studies, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-Regulatory Approval changes, quality assurance/quality control, statistical analysis, report writing, preclinical and clinical studies, regulatory filing submission and approval. “Developed,” “Developing” and “Development” have correlative meanings.

“Development Data” means all research data, preclinical data, pharmacology data, clinical data, and/or all regulatory documentation, information and submissions and communications pertaining to, or made in association with an IND, clinical trial application (or foreign equivalent), Regulatory Approval application and other marketing approval applications, Regulatory Approval or the like for the Products and/or FAP-Targeting Products, in each case that are generated under the Original License Agreement.

“DIP Financing” means that certain debtor-in-possession financing for the benefit of Clovis approved by the Bankruptcy Court, and in substance reasonably acceptable to Novartis to the extent that the terms of such DIP Financing would be reasonably likely to adversely effect the timing of the transactions contemplated hereby or the ability of Clovis to fulfill any of its obligations hereunder.

“DIP Financing Order” means any order of the Bankruptcy Court approving the DIP Financing, in substance reasonably acceptable to Novartis to the extent that any provision thereof would be reasonably likely to adversely affect the timing of the transactions contemplated hereby or the ability of Clovis to fulfill any of its obligations hereunder.

“DMF” means, with respect to any Product, as applicable, (i) any Drug Master File filed with an MAA, IND or other clinical trial application, with respect to Manufacturing such Product or (ii) the chemistry, controls and manufacturing section of an MAA for such Product.

“Escrow Agent” means Citibank, N.A., London branch.

“Escrow Agreement” means that certain Escrow Agreement, by and among the Escrow Agent, Clovis and Novartis, dated of even date herewith.

“Exploit” means to use, make, have made, import, export, sell, market, promote, offer for sale, distribute and otherwise exploit, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise) or otherwise dispose of. “Exploitation”, “Exploited” and “Exploiting” have correlative meanings.

“FAP” means fibroblast activation protein.

“FAP-Targeting Compound” means a molecule identified using the Subject Patents and Subject Know-How, including, but not limited to, a cyclic peptide, a linear peptide or a small organic molecule, that binds to FAP as its primary mechanism of action, which can be optionally linked to other agents, such as an effector, including but not limited to a radioactive isotope.

“FAP-Targeting Product” means any molecule that comprises a FAP-Targeting Compound that is or can be labeled with a radioactive isotope for use as a therapeutic, diagnostic or theranostic radiopharmaceutical, and which Clovis Developed pursuant to the Original License Agreement or Novartis Develops pursuant to the A&R License Agreement, including the FAP-Targeting Products identified on Exhibit C and/or any other FAP-Targeting Product identified by Novartis during the term of this Agreement. For the avoidance of doubt, any FAP-Targeting Product with (i) a different chemical structure, including a different FAP-Targeting Compound, a different optional linker and/or a different chelator and/or (ii) a different radioactive isotope is considered a different FAP-Targeting Product (and will therewith lead to a different Therapeutic Product or different Imaging Agent).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect and is not subject to appeal, petition for certiorari or other proceeding for review or rehearing, and any time therefor has expired, and is no longer subject to appeal.

“Fraud” means fraud under Delaware common law with the element of scienter.

“GAAP” means generally accepted accounting principles in the United States.

“GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the European Medicines Agency or other applicable Regulatory Authority, as such standards, practices and procedures may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the European Medicines Agency or other applicable Regulatory Authority, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“GMP” means all applicable Good Manufacturing Practices including, (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent thereof in any relevant country, each as may be amended and applicable from time to time.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or any stock exchange.

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder under Applicable Law (including all additions, supplements, extensions and modifications thereto).

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“IFRS” means International Financial Reporting Standards, as consistently applied.

“Imaging Agent” means a FAP-Targeting Product containing a diagnostic radioisotope, including a positron and/or gamma-ray emitting radioisotope, which has been selected for Development, Manufacture and Commercialization by the Parties under the terms of this Agreement for in vivo diagnostic imaging purposes, and for the avoidance of doubt, not as a therapy for one or more Indications.

“Imaging Agent License Agreement” means that certain Imaging Agent License Agreement, by and between Clovis and Novartis, to be entered into in accordance with Section 6.04 hereof.

“IND” means any Investigational New Drug Application, as defined in 21 C.F.R. § 312, or its equivalent in other countries or jurisdictions.

“Indication” means an entirely separate and distinct disease, medical condition or pathology in humans for which a pharmaceutical product: (i) that is in a Clinical Study is intended to diagnose or treat in such Clinical Study, or (ii) has received a separate and distinct Regulatory Approval with an approved label claim to diagnose or treat such disease, condition or pathology, as applicable. The Parties agree and acknowledge that: (a) to qualify as an Indication, Regulatory Approval of such Indication must require completion of a separate Clinical Study or analysis of different cohorts of an existing Clinical Study sufficient to obtain Regulatory Approval in a separate patient population, based on prospectively defined endpoints; and (b) for purposes of clarity, but without derogating from the foregoing, if the Parties cannot agree whether a human indication, disease or condition constitutes a separate Indication based on the foregoing criteria, distinctions between human indications, diseases or conditions with respect to the Product shall be made by reference to the World Health Organization International Classification of Diseases, version 11 (as revised and updated, the “ICD11”).

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any and all jurisdictions, whether registered or unregistered, including all (i) Patents, (ii) Trademarks, (iii) copyrights (whether or not registered) and registrations and applications for registration of the foregoing, (iv) Know-How, (v) rights to apply for, obtain and register any of the foregoing, (vi) rights to claim priority, including under the Paris Convention with respect to any of the foregoing and (vii) rights to assert, claim or sue and recover, collect and retain damages, costs and attorneys’ fees for any and all past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Inventions” means, collectively, all inventions, improvements or other Know-How that are conceived, discovered, developed or otherwise made during the term of the Original License Agreement or the A&R License Agreement, as applicable, by 3BP, Clovis, or Novartis, whether alone or jointly with others, in connection with such Party’s use of any of the Subject Patents and Subject Know-how.

“Invoice” means an invoice in substantially the form set forth in Exhibit D.

“Joint Invention” means Inventions conceived jointly by Novartis and by or on behalf of 3BP or Clovis, or jointly by its respective personnel.

“Joint Patents” means a Patent that Covers a Joint Invention.

“Know-How” means any and all trade secrets, know-how, information, data, specifications, processes, methods, formulae, techniques, schematics, drawings, utility models, designs, technology, inventions (whether or not patented or patentable), discoveries and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information and research records.

“Knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers as could reasonably be expected to be acquired by any such Persons after reasonable inquiry; provided that with respect to Clovis, “Knowledge” shall mean the actual knowledge of Patrick Mahaffy, Paul Gross, Lindsey Rolfe, Jeff Etter and Thomas Harding, after reasonable due inquiry.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or other), pledge, charge, claim (as defined in section 101(5) of the Bankruptcy Code), community property interest, license, covenant not to sue, right to use, option, security interest, pledge, condition, equitable interest, mortgage, easement, encroachment, right of way, right of setoff, successor liability, right of first refusal, encumbrance or other adverse claim, restriction or interest of any kind in respect of such property or asset, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (including, without limitation, any interest within the meaning of section 363(f) of the Bankruptcy Code). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“MAA” means an application to the appropriate Regulatory Authority for approval to market and/or sell a Product (but excluding Pricing Approval) in a country, including an NDA or corresponding foreign application, including all amendments and supplements thereto.

“Major Market” means [****]

“Manufacture”, “Manufactured” or “Manufacturing” means, with respect to any product, any and all activities related to the manufacture of such product, including, but not limited to, manufacturing supplies for Development or Commercialization, packaging, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of such product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

“Manufacturing Data” means any and all data, documentation, information and submissions and communications pertaining to, or made in association with any CMC Activities and/or Manufacture of the Products and/or FAP-Targeting Products (e.g., master batch records, batch records, in-process controls records, drug master file, Manufacturing process descriptions, release documents, release specifications, release data, process control data, CMC submission documents and communication with Regulatory Authorities relating thereto), including all CMC Information, in each case that are generated during the conduct of activities under this Agreement.

“Material Adverse Effect” means a change, effect, event, occurrence or development that, individually or in the aggregate, is materially adverse to the condition of the Transferred Assets, taken as a whole; provided, however, that none of the following changes, effects, events, occurrences or developments shall be deemed either alone or in combination to constitute, and none of following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse effect, event, occurrence or development attributable to changes in conditions generally affecting (i) the pharmaceutical industry or (ii) the economy, financial or securities markets or political, legislative or regulatory conditions, taken as a whole, except in the case of effects referenced in clauses (i) or (ii), for effects that, taken as a whole, disproportionately impact the Transferred Assets, as compared to similar pharmaceutical products, (b) any adverse effect caused by the entry into this Agreement, announcement of this Agreement and the pendency of the transactions contemplated hereby, (c) any adverse effect caused by the Bankruptcy Case including any announcement thereof and relationships with vendors or suppliers, (d) any adverse effect due to legal or regulatory changes or other binding directives issued by a Governmental Authority or changes in GAAP, (e) any adverse effect due to acts of war, armed hostility or terrorism or any escalation thereof, (f) any adverse effect due to actions or inactions required to be taken by Clovis or any of its Subsidiaries pursuant to the provisions of this Agreement or which are contemplated by this Agreement, (g) any adverse effect due to any claims or actions or government or other investigations pending, (h) any effect or change resulting from any action by, the identity of, Novartis, (i) any effect or change that is cured prior to the date this Agreement is terminated, (j) any natural disaster, force majeure, or pandemic (other than the COVID-19 pandemic) or (k) introduction of any Competing Products.

****	Confidential Treatment Requested.

“NDA” means a new drug application submitted to the FDA pursuant to Section 505(b) of the FD&C Act.

“Necessary Patents” means any Patent owned or controlled by any Third Party (other than any Subject Patents) that, absent a license thereto or immunity therefrom, would be infringed by any Exploitation of any FAP-Targeting Compound or Product.

“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or Sublicensees, excluding distributors and wholesalers, for any Therapeutic Product sold to Third Parties other than Sublicensees as determined in accordance with Novartis’ or such Affiliate’s or Sublicensee’s Accounting Standards as consistently applied, less a deduction of two percent (2%) for direct expenses related to the sales of the Therapeutic Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates or Sublicensees under its Accounting Standards to calculate the recorded net sales from gross sales include, without limitation, the following:

(i) normal trade and cash discounts;

(ii) amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii) rebates and chargebacks to customers and Third Parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(iv) amounts provided or credited to customers through coupons and other discount programs;

(v) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(vi) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(vii) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’, its Affiliates’ or Sublicensees’ Accounting Standards.

With respect to the calculation of Net Sales:

(i) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party;

(ii) sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales;

(iii) if a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time the revenue recognition criteria under Novartis Accounting Standards are met; and

(iv) in the event that a Therapeutic Product is sold in a finished dosage form containing the FAP-Targeting Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average net sale price in the relevant country of the Therapeutic Product containing the FAP-Targeting Compound as the sole active ingredient in finished form, and B is the weighted average net sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average net sale price when sold separately referred to above, if these are available for different dosages from the dosages of FAP-Targeting Compound and other active ingredient components that are included in the Combination Product, then Novartis shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average net sale price cannot be determined for the Product or other product(s) containing the single FAP-Targeting Compound or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

“Novartis Patents” means any Patent that is controlled by Novartis or its Affiliates as of the Execution Date or during the term of the Agreement that (a) Covers a FAP-Targeting Compound and/or (b) is or was necessary or useful for the Development, Manufacture or Commercialization of a Product, including Patent rights that Cover Inventions solely owned by Novartis.

“One Time Development Milestone Events” means Development Milestone Event #1, Development Milestone Event #2, Development Milestone Event #3, Development Milestone Event #4, Development Milestone Event #5 and Development Milestone Event #6.

“One Time Milestone Events” means the One Time Development Milestone Events, the One Time Regulatory Approval Milestone Events and the One Time Sales Milestone Events.

“One Time Regulatory Approval Milestone Events” means Regulatory Approval Milestone Event #1, Regulatory Approval Milestone Event #2, Regulatory Approval Milestone Event #3, Regulatory Approval Milestone Event #4, Regulatory Approval Milestone Event #5, Regulatory Approval Milestone Event #6, Regulatory Approval Milestone Event #7 and Regulatory Approval Milestone Event #8.

“One Time Sales Milestone Events” means Sales Milestone Event #1, Sales Milestone Event #2, Sales Milestone Event #3 and Sales Milestone Event #4.

“Patents” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

“Permitted Lien” means (a) any Lien for Taxes, assessments, and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) with respect to licenses, permits, or contracts, any restrictions, obligations, limitations, or other Liens contained in such license, permit, or contract or existing at law or under the regulatory regime pursuant to which such license, permit, or contract is granted that do not materially impair the current use of the Product or the Transferred Assets, individually or in the aggregate, (c) any restrictions, obligations, limitations, or other Liens contained in the Transferred Assets or existing at law or under the regulatory regime pursuant to which such Transferred Assets are subject that do not materially impair the current use of the Product or the Transferred Assets, individually or in the aggregate, or (d) any imperfection of title or other Lien that, individually or in the aggregate with other such imperfections and Liens, do not materially impair the current use of the Product or the Transferred Assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Phase 1 Clinical Study” means, with respect to the United States, a clinical trial of a product that meets the definition of a Phase 1 study as described under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

“Phase 1b Clinical Study” means the Phase 1 Clinical Study arm titled “A Study of 177Lu-FAP-2286 in Advanced Solid Tumors (LuMIERE) (LuMIERE)” having ClinicalTrials.gov Identifier: NCT04939610.

“Phase 1b Clinical Study Data” means any Development Data and/or Data Package generated in connection with the conduct of the Phase 1b Clinical Study as of the Effective Date.

“Phase 2 Clinical Study” means, with respect to the United States, a clinical trial of a product that meets the definition of a Phase 2 study as described under 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

“Phase 2a Clinical Study” means the Phase 2 Clinical Study arm titled “A Study of 177Lu-FAP-2286 in Advanced Solid Tumors (LuMIERE) (LuMIERE)” having ClinicalTrials.gov Identifier: NCT04939610.

“Phase 2b Clinical Study” means, with respect to the United States, a clinical trial of a product, designed to support and precede the Study Initiation of a Phase 3 Clinical Study program, on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy of such product in the target patient population over a range of doses and dose regimens, as described under 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

“Phase 3 Clinical Study” means, with respect to the United States, a clinical trial of a product on sufficient numbers of patients that is designed to establish that such product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, and to support Regulatory Approval of such product or label expansion of such Therapeutic Product, as described under 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial. If a clinical trial is not initially designed as a Phase 3 Clinical Study but is later re-designed, updated, amended or otherwise converted into a clinical trial intended to obtain the results and data to support a filing for Regulatory Approval, then such clinical trial shall be deemed to be a Phase 3 Clinical Trial as of the date of such re-design, update, amendment or conversion, and if the first patient in such clinical trial has already been dosed, then the Study Initiation of such Phase 3 Clinical Trial shall be deemed to occur upon such re-design, update, amendment or conversion.

“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for any Product that can be charged or reimbursed in a regulatory jurisdiction where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products and where such approval or determination is reasonably necessary for the commercial sale of such Product in such jurisdiction.

“Product” means one or more Imaging Agents, one or more Therapeutic Products, or both forms as the context may require. For the avoidance of doubt, the use of the term ‘Product’ in this Agreement does not preclude that more than one Product may be Developed, Manufactured and/or Commercialized and each Imaging Agent and/or Therapeutic Product which includes a different FAP-Targeting Product or a different radioisotope shall be considered a separate ‘Product’.

“Product IP” means any and all Transferred IP, Subject Know-How and Subject Patents.

“Qualified Bid” has the meaning ascribed to it in the Bidding Procedures.

“Regulatory Approval” means, with respect to a particular jurisdiction, such approvals, licenses, registrations and/or authorizations by any applicable Regulatory Authority as are sufficient to manufacture, distribute, use (including in clinical trials) and engage in the sale of any Product in such regulatory jurisdiction in accordance with Applicable Law, including receipt of Pricing Approvals, where required for the sale of such Product.

“Regulatory Authority” means any federal, provincial, national, or multinational governmental regulatory agency or authority within a jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, sale or other exploitation of a pharmaceutical product in such jurisdiction. For clarity, references in this Agreement to Regulatory Authority shall be deemed to include the FDA, and any successors of any of the foregoing.

“Regulatory Documentation” means any and all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, authorizations, waivers and correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority, including radioprotection agencies), and any and all reports and documentation in connection with studies and tests (including study reports and study protocols and copies of all interim study analyses), and any and all data contained in any of the foregoing, in each case, with respect to the Exploitation of any FAP-Targeting Compound or Product, including any IND, NDA, MAA or other Regulatory Approval, Manufacturing data and DMF.

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Sale Hearing” means the hearing in the Bankruptcy Court for approval of, among other things, this Agreement and the transactions contemplated herein.

“Sale Motion” means the motion seeking, among other things, (i) authority for Clovis to enter into this Agreement, (ii) entry of the Bidding Procedures Order, and (iii) scheduling the Sale Hearing, which shall be in form and substance reasonably acceptable to Clovis and Novartis.

“Sale Order” means an order of the Bankruptcy Court in form and substance reasonably acceptable to Clovis and Novartis, approving, without limitation, this Agreement and all of the terms and conditions hereof, the assumption and assignment by Clovis to Novartis of each of the Required Assigned Contracts, and approving and authorizing Clovis to consummate the transactions contemplated hereby.

“Study Initiation” means the first screening visit of the first subject enrolled in a given clinical study during which the Therapeutic Product is administered in accordance with the protocol.

“Subject Know-How” means (A) all Know-How that is controlled by Clovis or any of its Subsidiaries as of the Execution Date or during the term of this Agreement and are necessary or useful for the Development, Manufacture or Commercialization of a Product, and (B) and any Development Data, Manufacturing Data, and Regulatory Documentation controlled or otherwise generated by or on behalf of Clovis and its Subsidiaries (including generated by contract research organizations or Contract Manufacturers).

“Subject Patents” means any Patent that is controlled by 3BP, Clovis or their respective Subsidiaries as of the Execution Date or during the term of this Agreement that (a) Covers a FAP-Targeting Compound, and/or (b) is necessary or useful for the Development, Manufacture or Commercialization of a Product, including (i) the Patents listed on Exhibit E, and (ii) Patents that Cover Inventions solely owned by 3BP or Clovis, or jointly owned by 3BP and Clovis. For clarity, all of the Subject Patents existing as of the Execution Date to the Knowledge of Clovis are listed on Exhibit E.

“Sublicensee” means a Third Party to whom Novartis or any of its Affiliates has granted a sublicense under any of the Subject Patents or the Subject Know-How, but excluding any distributors, wholesalers and of Novartis and its Affiliates.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Successful Bidder” means, if an Auction is conducted, the prevailing party at the conclusion of such Auction.

“Tax” means (i) any tax, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), including United States federal, state, local, foreign and other income, excise, property, sales or use, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, occupation and franchise, gross receipts, capital stock, escheat, severance, windfall profits and other taxes, together with any estimated tax, deficiency assessment, interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (b) being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, amended return, declaration, disclosure, election, estimate, form, report and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Therapeutic Product” means a FAP-Targeting Product containing a therapeutic radioisotope, including an electron and/or alpha-particle emitting radioisotope, as a therapy, and not as a diagnostic, for one or more Indications.

“Third Party” means any Person other than Clovis or Novartis or any Affiliate of Clovis or Novartis.

“Trademarks” means trademarks, service marks, trade dress, logos, domain names and trade names (whether or not registered).

“Transferred IP” means any and all Intellectual Property (other than Trademarks) owned or purported to be owned by Clovis or any of its Subsidiaries relating to any FAP-Targeting Compound or Product or any Exploitation of any of the foregoing, including any such Intellectual Property developed by or on behalf of Clovis or any of its Subsidiaries or their respective licensees or sublicensees in connection with any exercise of the rights granted to Clovis under the Original License Agreement.

“Transferred Original License Agreement Rights” means all of Clovis’ and its Subsidiaries’ right, title and interest in and under the Original License Agreement.

“Transferred Records” means any and all Regulatory Documentation, books, records, laboratory notebooks, data, analyses, files and other information, whether in hard copy or computer format, in each case, relating to any FAP-Targeting Compound or Product or any Exploitation of any of the foregoing, including, but not limited to, those items listed on Exhibit F hereto.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
3BP	Recitals
A&R License Agreement	Recitals
Agreement	Preamble
Ancillary Materials	Section 2.01
Assignment and Transfer Agreement	Preamble
Assumed Liabilities	Section 2.02
Auditor Bankruptcy Court Milestones	Section 2.07(f) Section 6.04(e)
Closing	Section 2.05
Clovis	Preamble
Clovis Indemnified Parties	Section 8.02(b)
Deposit	Section 2.06(b)
Development Milestone Event #1	Section 2.07(a)
Development Milestone Event #2	Section 2.07(a)
Development Milestone Event #3	Section 2.07(a)
Development Milestone Event #4	Section 2.07(a)
Development Milestone Event #5	Section 2.07(a)
Development Milestone Event #6	Section 2.07(a)
DOJ	Section 11.13(b)
e-mail	Section 11.01
Effective Date	Section 2.05

Term	Section
Escrow	Section 2.06(b)
Escrow Holder	Section 2.06(b)
Execution Date	Preamble
Excluded Liabilities	Section 2.02
Expense Reimbursement	Section 6.04(h)(i)
FTC	Section 11.13(b)
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Milestone Event	Section 2.07(a)
Milestone Payment	Section 2.07(a)
Necessary IP Payment	Section 2.07(c)
Novartis	Preamble
Novartis Indemnified Parties	Section 8.02(a)
Original Effective Date	Recitals
Original License Agreement	Recitals
Outside Date	Section 10.01(b)(ii)
Party or Parties	Preamble
Payments	Section 2.09
Phase 2a Technology Transfer	Section 6.03(a)
Regulatory Approval Milestone Event #1	Section 2.07(a)
Regulatory Approval Milestone Event #2	Section 2.07(a)
Regulatory Approval Milestone Event #3	Section 2.07(a)
Regulatory Approval Milestone Event #4	Section 2.07(a)
Regulatory Approval Milestone Event #5	Section 2.07(a)
Regulatory Approval Milestone Event #6	Section 2.07(a)
Regulatory Approval Milestone Event #7	Section 2.07(a)
Regulatory Approval Milestone Event #8	Section 2.07(a)
Required Assigned Contracts	Section 2.03(g)
Sales Milestone Event #1	Section 2.07(a)
Sales Milestone Event #2	Section 2.07(a)
Sales Milestone Event #3	Section 2.07(a)
Sales Milestone Event #4	Section 2.07(a)
Third Party Claim	Section 8.03(a)
Transferred Assets	Section 2.01
Transition Services Agreement	Section 6.03(a)
Upfront Payment	Section 2.06(a)
Warranty Breach	Section 8.02(a)(i)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and subject to the terms and conditions set forth herein and the Sale Order, as of the Closing, Novartis shall purchase from Clovis and Clovis, on behalf of itself and its Subsidiaries, shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Novartis, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens, all of its rights, title and interest in and to the Transferred Original License Agreement Rights, Transferred IP, all Phase 1b Clinical Study Data and Transferred Records, the Assigned Contracts, the INDs (No. 149145 (RLT), IND No. 149144 (RLI)), all inventory of Products and imaging kits in Clovis’ and its Subsidiaries’ possession or control (the “Inventory”) and any active pharmaceutical ingredient, precursors, ingredients, starting materials, excipients, reference compounds and packaging materials in Clovis’ and its Subsidiaries’ possession or control (the “Ancillary Materials”) (collectively, the “Transferred Assets”) (it being understood that, for the avoidance of doubt, as of and following the consummation of the foregoing sale, conveyance, transfer, assignment and delivery at the Closing, Novartis shall be the exclusive licensee of all rights granted by 3BP pursuant to the Original License Agreement).

Section 2.02. Liabilities. As between the Parties, (a) Novartis hereby agrees to, as of the Closing, assume only the liabilities and obligations of Clovis relating to or arising under the Transferred Assets following the Closing and all liabilities arising from the ownership of the Transferred Assets from and after the Closing (the “Assumed Liabilities”), and (b) no other liabilities of any kind (any such other liabilities and obligations, collectively, the “Excluded Liabilities”). Notwithstanding any other provision in this Agreement to the contrary, Novartis shall not assume and shall not be responsible to pay, perform or discharge any claims, interests, obligations and/ or liabilities of Clovis and/or its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities.

Section 2.03. Assigned Contracts.

(a) Within the earlier of (i) thirty-five (35) days after the Execution Date or (ii) entry of the Bidding Procedures Order, Clovis shall have delivered to Novartis as part of Schedule 2.01, a true and complete list of all of Clovis’ proposed Cure Costs associated with the Assigned Contracts (the “Proposed Cure Costs”).

(b) From and after the date hereof until three (3) Business Days prior to the Sale Hearing, Novartis may, in its sole discretion, by providing written notice to Clovis, require that Clovis remove any Contract from Schedule 2.01. In the event that Novartis requires any previously designated Contract be removed from Schedule 2.01, such removed Contract shall be retained by Clovis and shall not be assigned to Novartis by Clovis and shall not qualify as an Assigned Contract hereunder, and the Parties shall during such period update Schedule 2.01 of the Schedules to reflect the same. Notwithstanding anything contained in this Agreement to the contrary, as of the third Business Day prior to the Sale Hearing, (A) any such Contract that is not designated on Schedule 2.01 of the Schedules as an Assigned Contract shall be deemed to no longer be an Assigned Contract and (B) all Contracts of Clovis that are not listed on Schedules 2.01 shall not be considered an Assigned Contract.

(c) Clovis shall use commercially reasonable efforts to take all actions required to assign the Assigned Contracts to Novartis, including payment by Clovis of Cure Costs (subject to provision by Novartis of adequate assurance of future performance as may be required under Section 365 of the Bankruptcy Code), including but not limited to all commercially reasonable efforts to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations necessary to assume and assign such Assigned Contracts to Novartis. Clovis shall use commercially reasonable efforts to facilitate any negotiations with the counterparties to such Assigned Contracts, including, at the reasonable request of Novartis, to enter into amendments to any Assigned Contracts to the extent such amendments are contingent on the assumption and assignment of the Assigned Contracts, and to obtain a Final Order (which may be the Sale Order) containing a finding that the proposed assumption and assignment of the Assigned Contracts to Novartis satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Clovis shall have no obligation to Novartis to provide adequate assurance of future performance under any Assigned Contract in connection with the assignment and assumption thereof by Clovis. Notwithstanding anything contained herein to the contrary, Novartis agrees that Clovis shall not be required to pay any fee to obtain any Consent to assign the Assigned Contracts.

(d) At the Closing, Clovis shall, pursuant to the Bidding Procedures Order, Sale Order (or other applicable order approving such assumption and assignment) and any Assignment and Transfer Agreement(s), assign to Novartis, all Assigned Contracts pursuant to Sections 363 and 365 of the Bankruptcy Code subject to provision by Novartis of adequate assurance of future performance as may be required under Section 365 of the Bankruptcy Code, and Clovis shall pay the Cure Costs in respect of Assigned Contracts pursuant to and in accordance with Section 365 of the Bankruptcy Code, the Bidding Procedures Order and the Sale Order (or other applicable order approving such assumption and assignment). At the Closing, Novartis shall assume all obligations arising from the period after Closing, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the obligations under each Assigned Contract pursuant to Section 365 of the Bankruptcy Code.

(e) Previously Omitted Contracts. If, at any time prior to the date that is three (3) Business Days prior to the Sale Hearing (the “Contract Assessment Period”), Novartis desires to acquire any Contract exclusively related to the Transferred Assets to which Clovis is a party (any such Contract, a “Previously Omitted Contract”), Novartis shall deliver a written notice to Clovis designating such Previously Omitted Contract as an Assigned Contract. Novartis shall have the right at any time during the Contract Assessment Period to designate a Previously Omitted Contract as an Assigned Contract. If Novartis designates a Previously Omitted Contract as an Assigned Contract, (i) Schedule 2.01 shall be automatically deemed amended to include such Previously Omitted Contract, (ii) Clovis shall deliver to Novartis an updated Schedule 2.01, which shall include the true and complete Proposed Cure Cost by Clovis for any such Previously Omitted Contract in accordance with, and compliance with Section 2.03(a), and (iii) to the extent not previously served, Clovis shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Clovis’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.03. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fourteen (14) calendar days to object, in writing to Clovis and Novartis, to the Cure Costs, the proposed adequate assurance of future performance by Novartis or the assumption of its Contract. If the counterparties, Clovis and Novartis are unable to reach a consensual resolution with respect to the objection prior to the Closing, Clovis will seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption and shall diligently prosecute such motion. Clovis shall use commercially reasonable efforts to obtain a Final Order of the Bankruptcy Court fixing the Cure Costs and approving the assumption and assignment of the Previously Omitted Contract.

(f) Disputed Contracts. If there is an objection by a non-debtor Contract counterparty to the Cure Costs asserted by Clovis with regard to any Contract (such contract, a “Disputed Contract”) (other than Required Assigned Contracts as set forth in 2.03(f) below), and if, after the end of the Contract Assessment Period, (i) Clovis or Novartis settles with the counterparty to the Disputed Contract regarding Cure Costs (a “Disputed Contract Settlement”), or (ii) the Bankruptcy Court enters a Final Order determining Cure Costs with respect to the Disputed Contract (a “Disputed Contract Order”), in either case in a manner that fixes Cure Costs in an amount that is unacceptable to Clovis, Clovis shall have the option, subject to the proviso at the end of this sentence, within ten (10) days of receiving notice of the Disputed Contract Settlement or the entry of the Disputed Contract Order to designate the Disputed Contract as no longer an Assigned Contract, in which case Novartis shall not assume the Disputed Contract and neither Clovis nor Novartis shall be responsible for any Cure Costs associated with such Disputed

Contract (such contract, a “Rejected Contract”); provided, however, Novartis has the option, in its sole election, to require Clovis assume and assign the Rejected Contract to Novartis as a condition to closing if Novartis elects to pay any Cure Costs that exceed the Proposed Cure Costs (the “Additional Cure Costs”). In the case of the foregoing, Clovis shall remain responsible for payment of the Cure Costs and the Upfront Payment pursuant to Section 2.06 shall be adjusted to include the applicable Contract’s Additional Cure Cost. For the avoidance of doubt, any Contract that is a Disputed Contract as of the Closing shall not be deemed an Assigned Contract at the Closing.

(g) Notwithstanding anything herein to the contrary, the Parties understand and agree that this Agreement is specifically conditioned on the assumption and assignment of certain of the Assigned Contracts (the “Required Assigned Contracts”), which Required Assigned Contracts are set forth on Schedule 2.03(g). These Required Assigned Contracts must be assumed and assigned by Clovis to Novartis as a condition to Closing unless prior to the Effective Date such Contract is terminated by the counterparty thereto or terminates or expires by and in accordance with its terms.

(h) Deemed Consents. As part of the Sale Motion (or, as necessary in one or more separate motions), Clovis shall request that by providing fourteen (14) days’ notice of its intent to assume and assign any Contract, the Bankruptcy Court shall deem any non-debtor party to such Contract that does not file an objection with the Bankruptcy Court during the applicable notice period to have given any required Consent to the assumption of the Contract by Clovis and assignment to Novartis if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Clovis is authorized to assume and assign the Contract to Novartis and Novartis is authorized to accept such Assigned Contract pursuant to Section 365 of the Bankruptcy Code.

(i) Notwithstanding the foregoing, an Assigned Contract shall not be assigned to, or assumed by, Novartis on the Effective Date to the extent that such Contract (i) is terminated by Clovis or the counterparty thereto, or terminates or expires by and in accordance with its terms, on or prior to the Effective Date and is not continued or otherwise extended upon assumption, (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Novartis of Clovis’ rights under such Contract, and, despite Clovis undertaking all reasonable efforts to obtain, and to cooperate in obtaining, such Consent or Governmental Authorization necessary to assume and assign such Assigned Contract to Novartis has not been obtained on or prior to the Effective Date or (iii) is a Disputed Contract. In the event that any Assigned Contract or Disputed Contract, other than in either case any Required Assigned Contract (for the avoidance of doubt, as set forth above in Section 2.03(g), Required Assigned Contracts, shall be assigned as a condition to Closing and such Required Assigned Contracts are excluded from this Section 2.01(i)), is deemed not to be assigned pursuant to this Section 2.03(i) the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and three (3) months following the Closing (or the remaining term of such Contract, if shorter), Clovis and Novartis shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Novartis, including subcontracting, licensing or sublicensing to Novartis any or all of any Clovis’ rights and obligations with respect to any such Assigned Contract, under which (1) Novartis shall obtain (without infringing upon the legal rights of such third party or violating any law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Clovis) under such Assigned Contract with respect to which the Consent and/or Governmental Authorization has not been obtained and (2) Novartis shall assume any related liability and obligation (including performance) with respect to such Assigned Contract. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Assigned Contract, after the Closing or such Disputed Contract is again deemed an Assigned Contract pursuant to Section 2.03(f), such Assigned Contract shall promptly be transferred and assigned to Novartis in accordance with the terms of this Agreement. In connection with and without limiting the foregoing, the earlier of three (3) months following the Effective Date and the date such Assigned Contract is transferred to Novartis, each party shall use reasonable best efforts and cooperate in good faith with the other party to allow Novartis to perform the services thereunder on Clovis’ behalf, in all cases, without infringing upon the legal rights of any third party or violating any law and subject to the other terms of this Section 2.03(i), such that Clovis may provide delivery with respect to customer commitments thereunder and Novartis shall obtain the economic rights and benefits under such Assigned Contract.

Section 2.04. Deliveries.

(a) Upon the execution of this Agreement, Clovis (at its sole cost and expense) will deliver or cause to be delivered to Novartis the following:

(i) a duly executed Escrow Agreement by Clovis.

(b) Upon the execution of this Agreement, Novartis (at its sole cost and expense) will deliver or cause to be delivered to Clovis the following:

(i) a duly executed Escrow Agreement by Novartis and the Escrow Agent.

Section 2.05. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, or in such other manner as will be mutually acceptable between Novartis and Clovis at 9:00 a.m. Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the closing but subject to their satisfaction or waiver at the Closing) or other such time as may be agreed to by Novartis or Clovis. The date on and time at which the Closing actually occurs is herein referred to as the “Effective Date”.

Section 2.06. Upfront Payment and Deposit.

(a) In partial consideration for the transactions contemplated by this Agreement, and subject to the terms and conditions hereof, at the Closing Novartis shall pay to Clovis a one-time assignment fee of fifty million U.S. Dollars ($50,000,000.00) (the “Upfront Payment”), less the Deposit, in immediately available funds by wire transfer to the bank account listed below:

Bank Name:	[****]
Bank Address:	[****]
ABA:	[****]
ACH/EFT:	[****]
Account Number:	[****]
SWIFT:	[****]
Account Name:	[****]

(b) Contemporaneously with Novartis’ delivery of this Agreement to Clovis, Novartis deposited into an account (the “Escrow”) maintained by an escrow holder identified and established mutually by Novartis and Clovis (the “Escrow Holder”), in immediately available funds, five million U.S. Dollars ($5,000,000) (the “Deposit”). Upon receipt of the Deposit, the Escrow Holder shall immediately place and maintain such amount of the Deposit into a non-interest-bearing escrow account and such funds shall be disbursed in accordance with the terms of this Agreement, Escrow Agreement and the Bidding Procedures Order.

(c) If Novartis is the Successful Bidder, at the Closing, Novartis and Clovis shall direct the Escrow Holder to deliver the Deposit to Clovis and such Deposit shall automatically be deemed to be credited toward payment of the Upfront Payment in accordance with Section 2.06(a).

(d) In the event Novartis is not the Successful Bidder or the Back-Up Bidder (as defined in the Bidding Procedures Order), or this Agreement is terminated pursuant to Section 10.01 (other than Sections 10.01(d), or 10.01(i)(A)), Novartis and Clovis shall direct the Escrow Holder to disburse (and the Escrow Holder shall disburse) the Deposit to Novartis without set-off or deduction within five (5) Business Days to be retained by Novartis for Novartis’ own account. In the event Novartis is the Back-Up Bidder, upon the earlier of the Backup Bid Expiration Date or the closing of the sale transaction with the Successful Bidder, Novartis and Clovis shall direct the Escrow Holder to disburse (and the Escrow Holder shall disburse) the Deposit to Novartis without set-off or deduction within five (5) Business Days to be retained by Novartis for Novartis’ own account.

(e) If this Agreement is terminated by Clovis pursuant to Sections 10.01(d) or 10.01(i)(A), Novartis and Clovis shall direct the Escrow Holder to disburse (and the Escrow Holder shall disburse) the Deposit to Clovis without set-off or deduction within five (5) Business Days to be retained by Clovis for Clovis’ own account.

****	Confidential treatment requested.

(f) In the event that Novartis is the Backup Bidder and the sale transaction with the applicable Successful Bidder is terminated prior to the Backup Bid Expiration Date, Novartis shall be deemed the new Successful Bidder for the Transferred Assets and shall be obligated to consummate the Backup Bid as if it were the Successful Bidder at the Auction pursuant to the terms hereof.

Section 2.07. Milestone Events; Milestone Payments.

(a) In partial consideration for the transactions contemplated by this Agreement, and subject to the terms and conditions of this Agreement, within thirty (30) days after the first achievement of each milestone event (each a “Milestone Event”) set forth below in connection with a Therapeutic Product by Novartis or any of its Affiliates or Sublicensees, successors or assigns, Novartis shall notify Clovis in writing following the first achievement of such Milestone Event. After receipt of such notice, Clovis shall submit an Invoice to Novartis with respect to the corresponding milestone payment (each, a “Milestone Payment”). Novartis shall make the Milestone Payment within thirty (30) days after an Invoice has been received by Novartis; provided, Clovis shall not send such an Invoice earlier than the occurrence of a Milestone Event. For the avoidance of doubt, no Milestone Payment, or the Upfront Payment, shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until this Agreement becomes effective; provided, that if a Milestone Event occurs prior to the Closing, an Invoice may be submitted by Clovis prior to the Closing, and such Milestone Payment shall be made by Novartis to Clovis on the later of thirty (30) days after such Invoice has been received by Novartis and the Closing.

Milestone Event	Milestone Payments (in U.S. Dollars)
One Time Development Milestone Events
Amendment to the existing Clovis IND for the Imaging Agent [****] (“Development Milestone Event #1”)	$8,500,000
Completion by Clovis of the Phase 2a Technology Transfer (“Development Milestone Event #2”)	$12,750,000
Study Initiation of the Phase 2b Clinical Study [****] (“Development Milestone Event #3”)	$29,750,000
Study Initiation of a Phase 2b Clinical Study [****] (“Development Milestone Event #4”)	$21,250,000
Study Initiation of a Phase 2b Clinical Study [****] (“Development Milestone Event #5”)	$8,500,000
Study Initiation of a Phase 3 Clinical Study [****] (“Development Milestone Event #6”)	$33,000,000

****	Confidential Treatment Requested.

One Time Regulatory Approval Milestone Events
Receipt of Regulatory Approval in the United States for a Therapeutic Product for the first Indication (“Regulatory Approval Milestone Event #1”)	$49,500,000
Receipt of Regulatory Approval in the United States for a Therapeutic Product for the second Indication (“Regulatory Approval Milestone Event #2”)	$49,500,000
Receipt of Regulatory Approval in Japan for a Therapeutic Product for the first Indication (“Regulatory Approval Milestone Event #3”)	$5,500,000
Receipt of Regulatory Approval in Japan for a Therapeutic Product for the second Indication (“Regulatory Approval Milestone Event #4”)	$5,500,000
Receipt of Regulatory Approval in the United States for a Therapeutic Product for the third Indication (“Regulatory Approval Milestone Event #5”)	$49,500,000
Receipt of Regulatory Approval in Japan for a Therapeutic Product for the third Indication (“Regulatory Approval Milestone Event #6”)	$5,500,000
Receipt of Regulatory Approval in the United States for a Therapeutic Product for the fourth Indication (“Regulatory Approval Milestone Event #7”)	$49,500,000
Receipt of Regulatory Approval in Japan for a Therapeutic Product for the fourth Indication (“Regulatory Approval Milestone Event #8”)	$5,500,000

One Time Sales Milestone Events
Worldwide Net Sales of a Therapeutic Product in a Calendar Year that equal or exceed $500,000,000.00 (“Sales Milestone Event #1”)	$33,000,000
Worldwide Net Sales of a Therapeutic Product in a Calendar Year that equal or exceed $1,000,000,000.00 (“Sales Milestone Event #2”)	$66,000,000
Worldwide Net Sales of a Therapeutic Product in a Calendar Year that equal or exceed $2,000,000,000.00 (“Sales Milestone Event #3”)	$79,200,000
Worldwide Net Sales of a Therapeutic Product in a Calendar Year that equal or exceed $3,000,000,000.00 (“Sales Milestone Event #4”)	$118,800,000

(b) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Milestone Payment for the One Time Milestone Events be paid more than once, and no Milestone Payments shall be due for any subsequent or repeated achievements of any One Time Milestone Event, even if the same One Time Milestone Event is achieved by more than one Therapeutic Product or achieved multiple times by the same Therapeutic Product, (ii) in no event shall any Milestone Payment be paid by Novartis to Clovis unless the Closing occurs and (iii) the maximum amount of Milestone Payments payable by Novartis under this Agreement with respect to One Time Milestone Events is Six Hundred and Thirty Million Seven Hundred and Fifty Thousand U.S. Dollars ($630,750,000).

(c) Notwithstanding any provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that, in addition to any other right hereunder, Novartis shall have the right, but not the obligation, from time to time to set off against any Milestone Payment that is owed under this Section 2.07 and has not yet been paid (i) any indemnification payments to which any Novartis Indemnified Party is entitled pursuant to, and in accordance with, Article 8 hereof, or pursuant to, and in accordance with, the Transition Services Agreement, (ii) any amount payable by Novartis hereunder for any Damages in respect of claims for Fraud or willful misconduct by Clovis or any of its Subsidiaries or (iii) fifty percent (50%) of any payment that Novartis or any of its Affiliates or Sublicensees makes to any Third Party (other than 3BP pursuant to the Amended and Restated License Agreement) at any time on or after the Effective Date in respect of any license, sublicense, covenant not to sue or other right or immunity under any Necessary Patent to Exploit any FAP-Targeting Compound or Product (a “Necessary IP Payment”) (it being understood that (1) nothing in this Section 2.06(c) shall be construed to limit or otherwise impair any right of any Novartis Indemnified Party under Article 8), (2) in no event shall any Necessary IP Payment reduce the amount of any Milestone Payment due hereunder by more than fifty percent (50%) of what would otherwise be due to Clovis, and (3) a Necessary IP Payment that is made with respect to a given region or territory of the world may only be offset against a Milestone Payment that relates to such region or territory hereunder. For clarity, any Necessary IP payments may be deducted from Milestone Payments made pursuant to One Time Sales Milestone Events. For further clarity, Novartis shall be responsible for all payments due to 3BP under the A&R License Agreement, and no such payments shall be creditable against payments otherwise due to Clovis hereunder and shall not be deductible from Net Sales hereunder.

(d) No Projections. Clovis and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated Regulatory Approval or sales of any Product, and that the Milestone Events set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments to Clovis in the event such Milestone Events are achieved. NEITHER CLOVIS NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT NOVARTIS WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY FINISHED PRODUCT.

(e) Exchange Rate; Manner and Place of Payment. All payments under this Agreement shall be made in US Dollars. Any sales incurred in a currency other than US Dollars shall be converted to the US Dollar equivalent using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into US Dollars. All payments owed under this Agreement shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by Clovis.

(f) Financial Audit. Novartis shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Clovis to confirm the accuracy of all Sales Milestone Events achieved, for at least three (3) full Calendar Years following the end of the Calendar Year to which they pertain. Clovis shall have the right to request an independent, internationally recognized, certified public accountant, mutually acceptable to Novartis and Clovis (the “Auditor”), to audit such records solely to confirm Net Sales and Sales Milestone Event payments for a period covering not more than the preceding three (3) full Calendar Years, provided that such audits may not be performed more than once a year, only once per audited period and only once with respect to a given set of records. Such audits may be exercised during normal business hours upon reasonable prior written notice to Novartis. The Auditor will execute a written confidentiality agreement with Novartis and will disclose to Clovis only whether there were any actual discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The report of the Auditor will include the methodology and calculations used to determine the results, will be delivered to Novartis and Clovis at the same time, before it is considered final. Novartis shall have the right to request a further determination by such Auditor as to matters which Novartis disputes within thirty (30) days following receipt of such report. Novartis will provide Clovis and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 11.06. Clovis shall bear the full cost of such audit unless the report of the Auditor discloses an underpayment by Novartis of more than ten percent (10%) of the amount due for any Calendar Year, in which case Novartis shall bear the full cost of such audit. Novartis shall pay the amount of any underpayment disclosed in the undisputed Auditor’s report, to Clovis within thirty (30) days after delivery to the Parties of the final Auditor’s report. If such final Auditor’s report discloses an overpayment by Novartis of the amounts payable hereunder, Novartis shall have the right to, in its sole discretion, either (i) offset the overpayment against the actual Milestone Payment following the audit in question or (ii) request repayment to Novartis of such amount by Clovis.

Section 2.08. Development Efforts. Novartis shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval for and Commercialize at least one Product in each Major Market. For the avoidance of doubt, as between the Parties, Novartis shall exclusively control (a) the Exploitation of each FAP-Targeting Compound and Product, (b) all Regulatory Documentation and related correspondence relating the Exploitation of each FAP-Targeting Compound and Product and (c) the prosecution, maintenance, enforcement and defense of all Product IP. Notwithstanding anything in this Agreement to the contrary, Clovis acknowledges and agrees that it is possible that without any breach of this Agreement by Novartis or any of its Affiliates that (x) no Milestone Events set forth in Section 2.06(b) will be achieved and (y) no Product will be commercially sold or offered for sale in any jurisdiction. On and after the Effective Date, Novartis will provide Clovis with annual written reports summarizing its and its Affiliates’ and Sublicensees’ significant Development activities with respect to Products hereunder, including a summary of the data, timelines, and results of such Development. Such reports will be Confidential Information of Novartis and subject to the terms and conditions set forth in Section 5.03.

Section 2.09. Withholding Rights.

(a) In the event any amounts payable by any Person pursuant to this Agreement (“Payments”) are subject to withholding Tax under Applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of Applicable Laws, including extra-territorial taxation, are met, Novartis shall be authorized to deduct the withholding Tax from such Payments and pay the withholding Tax to the relevant Tax authority, so that only the correspondingly reduced amount of such Payments less withholding Tax is paid out to Clovis. Novartis shall deliver to Clovis proof of the withholding Tax payment.

(b) Clovis and Novartis shall make all reasonable efforts to obtain relief or reduction of withholding Tax under the applicable Tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Applicable Law, a treaty relief based on a Tax treaty will only be taken into account if Clovis submits an exemption certificate to Novartis in accordance with legal requirements at the time of the applicable payment to Clovis.

(c) If no withholding Tax deduction has been made on Payments from Novartis to Clovis but tax authorities subsequently take the position that a withholding Tax deduction should have been made, Clovis shall provide, at its own expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the Applicable Laws and Tax treaties, including but not limited to the submission or issuance of requisite forms and information. In the case that no withholding Tax deduction has been made on Payments from Novartis to Clovis and Novartis paid such withholding Tax to the applicable Taxing Authority in addition to such Payments, all refunds of such withholding Taxes granted by the competent Tax authority and related interest shall be paid to Novartis.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CLOVIS

Except as set forth in the Disclosure Schedules, Clovis represents and warrants to Novartis as of the Execution Date (or in the case of Section 3.07 as of the date the Schedule reflecting the Proposed Cure Costs is delivered) that:

Section 3.01. Corporate Existence and Power. Clovis is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, subject to the provisions of the Bankruptcy Code.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Clovis of this Agreement and the consummation of the transactions contemplated hereby are within Clovis’ corporate powers and have been duly authorized by all necessary corporate action. Subject to Bankruptcy Court approval and entry of the Sale Order, this Agreement constitutes a valid and binding agreement of Clovis enforceable against Clovis in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, including concepts of reasonableness, materiality, good faith and fair dealing, regardless of whether considered in an equity or legal proceeding).

Section 3.03. Governmental Authorization. Except for filings under the HSR Act and subject to Bankruptcy Court approval, entry of the Sale Order and, unless the Bankruptcy Court orders otherwise, expiration of 14 day period set forth in Rule 6004(h) of the Bankruptcy Code, the execution, delivery and performance by Clovis of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Noncontravention. Except as set forth on Schedule 3.04 hereto, subject to the entry of the Sale Order and, unless the Bankruptcy Court orders otherwise, expiration of the 14 day period set forth in Rule 6004(h) of the Bankruptcy Code, the execution, delivery and performance by Clovis of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of organization, bylaws, shareholders’ agreement, operating agreement or any other organizational document of Clovis or any of its Subsidiaries, (b) violate any Applicable Law, (c) require any consent or other action by, or payment to, any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any right or obligation of Clovis or any of its Subsidiaries or to a loss of any right or benefit to which Clovis or any of its Subsidiaries is entitled under any provision of any contract, agreement or other instrument binding upon Clovis or any of its Subsidiaries or by which Clovis or any of its Subsidiaries may be bound or (d) result in the creation or imposition of any Lien on any Transferred Asset.

Section 3.05. No Undisclosed Material Liabilities. Except for Permitted Liens, there are no material liabilities relating to any FAP-Targeting Compound or Product, or Clovis’ or any of its Subsidiaries Exploitation thereof, whether accrued, contingent, absolute, determined, determinable or otherwise, except liabilities incurred in the ordinary course of business or that will be cured and pursuant to the Sale Order. Clovis and its Subsidiaries have Exploited each FAP-Targeting Compound and Product in the ordinary course of business and to the Knowledge of Clovis, no event, fact or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.06. Original License Agreement.

(a) The Original License Agreement is a valid and binding agreement of Clovis and, to the Knowledge of Clovis, of 3BP and is in full force and effect.

(b) Neither Clovis nor, to the Knowledge of Clovis, 3BP is or has been in default or breach in any material respect under the terms of the Original License Agreement, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a Material Adverse Effect.

(c) A true and complete copy of the Original License Agreement has been delivered to Novartis.

(d) Except for licenses that may have been granted to Third Parties for the sole purpose of providing services in connection with the Development and Manufacture of Products, neither Clovis nor any of its Subsidiaries has ever granted any license, sublicense, covenant not to sue or other right or immunity with respect to any of the Subject Patents or Subject Know-How to any Person.

(e) Clovis has obtained any and all required consents (including 3BP’s) and taken all other actions, in each case, required by 3BP in connection with the transactions contemplated by this Agreement.

Section 3.07. Proposed Cure Costs. The Proposed Cure Costs set forth on Schedule 2.01 are true and complete and represent Clovis’ best, good faith estimate of the Cure Costs for each applicable Contract.

Section 3.08. Litigation. There is no Action pending against, or to the Knowledge of Clovis threatened against, Clovis before (or, in the case of threatened Actions that would be before) any Governmental Authority or arbitrator which (a) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (b) relates to the Original License Agreement, the Subject Patents or Subject Know-How, or any other Transferred Asset.

Section 3.09. Title; Sufficiency of Assets. Clovis is the sole and exclusive owner or licensee, as applicable, of all right, title and interest in and to all Transferred Assets and holds all of its right, title and interest in and to all Transferred Assets free and clear of any Lien other than Permitted Liens. Other than the Transferred Assets, neither Clovis nor any of its Subsidiaries (a) owns, controls or has any right to use any other tangible or intangible assets that relate to any FAP or (b) is a party to any contract or other agreement relating to any FAP-Targeting Compound or Product other than as set forth on Schedule 3.09.

Section 3.10. Intellectual Property.

(a) Schedule 3.10(a) hereto contains, as of the Execution Date, a list of each of the registrations and applications for registrations included in the Product IP, which is true and complete to the Knowledge of Clovis with respect to the Subject Patents, and true and complete with respect to all other Intellectual Property, specifying as to each such item, as applicable (i) the title and owner of such item, (ii) the jurisdiction in which such item is applied for, issued or registered, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item.

(b) Other than the Transferred Assets, neither Clovis nor any of its Subsidiaries owns or otherwise has any right, title or interest in or to any Intellectual Property related to, or necessary or reasonably useful for, any Exploitation of any FAP-Targeting Compound or Product.

(c) Other than as expressly set forth in the Original License Agreement, there exist no restrictions on the disclosure, use, license or transfer of the Product IP. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Product IP.

(d) Except as set forth on Schedule 3.10(d), to the Knowledge of Clovis, the Exploitation of any FAP-Targeting Compound and Product has not infringed, misappropriated or otherwise violated, and upon the Commercialization thereof, will not infringe, misappropriate or otherwise violate, any Intellectual Property of any Third Party. There is no Action pending against, or, to the Knowledge of Clovis, threatened against, Clovis or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of Clovis or any of its Subsidiaries in any of the Product IP or (ii) alleging that the use of the Product IP or Exploitation of any FAP-Targeting Compound or Product has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party. None of Clovis and its Subsidiaries has received from any Third Party any offer to license any Intellectual Property owned or controlled by a Third Party (other than the Subject Patents and Subject Know-How) for use in connection with the Exploitation of any FAP-Targeting Compound or any Product.

(e) None of the Product IP has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Clovis, all Product IP is valid and enforceable.

Section 3.11. Finders’ Fees. Other than Perella Weinberg Partners LP, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Clovis or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.12. Exclusivity of Representations. Except for the representations and warranties made by Novartis in this Agreement and in any other document between Novartis and Clovis contemplated by the transactions hereby, neither Novartis nor any other Person makes any express or implied representation or warranty with respect to Novartis or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Novartis hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Novartis in this Agreement and in any other document between Novartis and Clovis contemplated by the transactions hereby, neither Novartis nor any other Person makes or has made any representation or warranty to Clovis or any of its respective representatives, with respect to, nor has Clovis or any of its respective representatives relied on (whether written or oral), (i) any financial projection, forecast, estimate, budget or prospective information relating to this Agreement or (ii) any oral or written information furnished or made available to Clovis or any of its representatives in the course of its due diligence investigation of Novartis, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Novartis nor any other Person will have any liability to Clovis or any other Person in respect of such information, including any subsequent use of such information.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NOVARTIS

Novartis represents and warrants to Clovis as of the Execution Date that:

Section 4.01. Corporate Existence and Power. Novartis is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Novartis of this Agreement and the consummation of the transactions contemplated hereby are within Novartis’ corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Novartis enforceable against Novartis in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Governmental Authorization. Except for filings under the HSR Act, the execution, delivery and performance by Novartis of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by Novartis of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws, shareholders’ agreement, operating agreement or any other organizational document of Novartis or any of its Affiliates or (b) violate any material Applicable Law.

Section 4.05. Litigation. There is no Action pending against, or to the Knowledge of Novartis threatened against, Novartis before (or, in the case of threatened Actions that would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.06. Financial Capacity. Novartis has, and at Closing shall have, sufficient cash to pay the Upfront Payment, to make any other payment contemplated by this Agreement.

Section 4.07. Exclusivity of Representations. Except for the representations and warranties made by Clovis in this Agreement and in any other document between Clovis and Novartis contemplated by the transactions hereby, neither Clovis nor any other Person makes any express or implied representation or warranty with respect to Clovis or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects or the Transferred Assets, and Clovis hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Clovis in this Agreement and in any other document between Clovis and Novartis contemplated by the transactions hereby, neither Clovis nor any other Person makes or has made any representation or warranty to Novartis or any of its respective representatives, with respect to, nor has Novartis or any of its respective representatives relied on (whether written or oral), (i) any financial projection, forecast, estimate, budget or prospective information relating to the Transferred Assets or (ii) any oral or written information furnished or made available to Novartis or any of its representatives in the course of its due diligence investigation of Clovis, the Transferred Assets, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Clovis nor any other Person will have any liability to Novartis or any other Person in respect of such information, including any subsequent use of such information.

Section 4.08. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Novartis who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF CLOVIS

Section 5.01. General Further Assurances. Upon either Party’s request and reasonable expense, following the Closing, the other Party and its Subsidiaries shall, without unreasonable delay and without further consideration, take any and all actions, including the execution and delivery of jurisdiction-specific assignments, powers of attorney or other documents in a form suitable for recordation with applicable Governmental Authorities or other applicable authorities, as may be reasonably necessary to vest, secure, perfect, protect and enforce the rights, title and interests of Novartis in, to and under the Transferred Assets and to otherwise consummate the transactions contemplated by this Agreement.

Section 5.02. Patent Counsel Matters. Upon Novartis’ request on the Effective Date, Clovis shall, and shall cause its Subsidiaries to, without unreasonable delay and without further consideration from Novartis, instruct applicable outside patent counsel of Clovis and its Subsidiaries that (a) the license rights to the Subject Patents have been assigned to Novartis as of the Effective Date; (b) any Patents included in the Transferred IP have been assigned to Novartis as of the Effective Date; and (c) Novartis may contact such outside patent counsel for coordination relative to further prosecution or maintenance of such Patents (at Novartis’ cost and expense).

Section 5.03. Access to Information; Confidentiality.

(a) After the Execution Date, and continuing for a period of three (3) years following the Effective Date, and subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court or as otherwise required by Applicable Law, Clovis shall hold in confidence and not use, and shall cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, all Confidential Information of Novartis, except to the extent (i) that such information can be shown by competent evidence to have been (A) in the public domain through no fault of any of Clovis or its Affiliates or (B) later lawfully acquired on a non-confidential basis by Clovis or its Affiliates from sources other than those related to its prior ownership or control of the Transferred Assets, or (ii) disclosure of such confidential documents and information is required by court order, judicial or administrative process or Applicable Law; provided that in such event, Clovis shall (A) promptly inform Novartis in writing of such required disclosure, (B) provide Novartis an opportunity to challenge or limit the disclosure obligations before any such disclosure and (C) take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such confidential information.

(b) On and after the Effective Date, Clovis shall afford promptly to Novartis and its agents reasonable access to its and its Subsidiaries’ records, information, employees and auditors to the extent necessary or useful for Novartis in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Transferred Assets; provided that any such access by Novartis shall not unreasonably interfere with the conduct of the business of Clovis, nor preclude the winding down of Clovis.

Section 5.04. Publications. During the period from and after the date hereof until the earlier to occur of the Closing and the termination of this Agreement, any proposed public disclosure (whether written, electronic, oral or otherwise) by Clovis or any of its Subsidiaries relating to any FAP-Targeting Compound, Product, Subject Patents or any other Know-How that is licensed to Clovis hereunder or under the Original License Agreement, or with respect to this Agreement, must be provided to Novartis at least sixty (60) days prior to submission and shall require the prior written consent of Novartis; provided that if Novartis fails to notify Clovis’ of Novartis’ decision to withhold such consent and the basis for such withholding within sixty (60) days following Novartis’ receipt of Clovis’ written request for such consent with respect to any such proposed public disclosure, Novartis shall be deemed to consent to such public disclosure; provided further that (a) notwithstanding the foregoing, the foregoing shall not apply to information which is in the public domain or any public disclosure required by Applicable Law (subject to (b) hereof), (b) in the event of a disclosure that Clovis believes in good faith it is required by Applicable Law, including under the Bankruptcy Code in connection with the Bankruptcy Case or the rules of any recognized stock exchange, (i) Clovis shall consult and coordinate with Novartis with respect to the timing, form and content of such required disclosure prior to making the disclosure and (ii) Clovis shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such disclosure.

Section 5.05. Non-Competition. During the Clovis Restricted Period, Clovis and its Subsidiaries shall not, and shall ensure and herewith warrants that it shall not, anywhere in the world, directly or indirectly (including through, with or by granting any rights to any Third Parties), Develop or Commercialize any Competing Product.

Section 5.06. Conduct of Business. During the period from the Execution Date until the Closing or the earlier termination of this Agreement, Clovis and its Subsidiaries will conduct its business with respect to the Transferred Assets in all material respects in the ordinary course of business consistent with past practice and in accordance with Applicable Laws. Without limiting the generality of the foregoing, Clovis shall not, and shall not permit any of its Subsidiaries to, during the period until the Closing or the earlier termination of this Agreement, engage or agree to engage in any one or more of the following activities or transactions (the “Prohibited Actions”) without Novartis’ prior written consent except as required by Applicable Law, any order of the Bankruptcy Court, the DIP Financing Order, and actions required by this Agreement:

(a) enter into become bound by any contract or commitment that if in effect as of the date hereof would be a material agreement related to the Products, except with respect to (i) the continuation of clinical trials and other Development activities in a manner consistent with such activities as conducted as of the Execution Date, (ii) DIP Financing and/or Cash Collateral Order, and (iii) otherwise in the ordinary course of business;

(b) cause to arise or permit to exist any Liens (other than the Permitted Liens) upon any of the Transferred Assets, except for Liens which occur as a matter of law and are fully cured as of the Closing and Liens granted in connection with the DIP Financing Order and/or Cash Collateral Order;

(c) cancel, compromise, release or waive any material (with materiality measured in reference to Novartis) right of Clovis or any of their Subsidiaries related to the Transferred Assets; or

(d) commence or settle any claim, dispute, action, arbitration, mediation, litigation, proceeding, suit or governmental investigation, and any appeal therefrom relating to any Product without consulting Novartis in good faith (and taking into account the reasonable recommendations of Novartis relating thereto).

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.01. Access. On and after the Effective Date, Novartis will afford promptly to Clovis and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary or useful for Clovis in connection with any Action against Clovis in respect of its prior ownership of the Transferred Assets or tax filings or to wind-up its business; provided that any such access by Clovis shall not unreasonably interfere with the conduct of the business of Novartis. Any confidential documents and information concerning Novartis or any of its Affiliates or business provided to Clovis pursuant to this Section 6.01 shall be subject to Section 5.03(a).

Section 6.02. Public Announcements. Without the other Party’s prior written consent, neither Party shall make any public announcement regarding the execution of this Agreement, the terms hereof or the transactions contemplated hereby, except, subject to Section 5.03(a), for any press releases and public statements the making of which are required by Applicable Law, the Bankruptcy Code or any listing agreement with any national securities exchange, Clovis may make such disclosures subject in all respects to Section 5.04(b); provided that, without the other Parties’ prior review or written consent, (a) in the event that a public announcement or disclosure has been made in compliance with this Agreement, each Party may make subsequent public announcements or disclosures disclosing the same content and (b) Novartis may make public announcements about its acquisition of the Transferred Assets hereunder and any Exploitation of any FAP-Targeting Compounds or Products.

Section 6.03. Transition Services Agreement; Imaging Agent License Agreement.

(a) During the period from the Execution Date to the earlier of the Bidding Procedures Order hearing and the termination of this Agreement, the Parties shall negotiate in good faith to enter into a transition services agreement (the “Transition Services Agreement”), to be effective as of the Closing, whereby Clovis will agree to provide Novartis with certain transition assistance services set forth therein, including, but not limited to the transfer of the Subject Know-How (including, for clarity, the DMF for a Product), the Phase 1b Clinical Study Data, regulatory data and filings, all materials relating to the Manufacture of Products and related analytical testing methods, the Transferred Records and any other information and data reasonably necessary for Novartis to complete the Phase 1b Clinical Study, if not yet complete, and conduct the Phase 2a Clinical Study, in each case to the extent in the possession or control of Clovis and not transferred to Novartis at the Closing (the “Phase 2a Technology Transfer”).

(b) During the period from the Execution Date to the earlier of the Bidding Procedures Order hearing and the termination of this Agreement, the Parties shall negotiate in good faith to enter into the Imaging Agent License Agreement to be effective as of the Closing, pursuant to which Novartis will license to Clovis rights under the Amended and Restated License Agreement to Exploit the Imaging Agent, on a non-exclusive basis.

Section 6.04. Bankruptcy Court Matters.

(a) Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Clovis of higher or otherwise better competing bids in accordance with the Bidding Procedures Order. From the Petition Date until entry (or denial of entry) of the Bidding Procedures Order, Clovis and its Subsidiaries shall not, and are not permitted to, cause Clovis’ Representatives to initiate contact with, solicit, or encourage submission of any inquiries, proposals, or offers by, any Person in connection with any sale or other disposition of the Transferred Assets; provided that during such time, Clovis and its advisors may respond to any inquiries or offers to purchase the Transferred Assets and perform any and all other acts related thereto, including responding to due diligence requests, that are required by its fiduciary duties or under the Bankruptcy Code, the Bidding Procedures Order, or other Applicable Law. Upon entry of the Bidding Procedures Order, Clovis shall be permitted to, and may cause Clovis’ Representatives to, initiate contact with, solicit, or encourage submission of any inquiries, proposals, or offers by, any Person (in addition to Novartis and Novartis’ Affiliates and Representatives) in connection with any sale or other disposition of the Transferred Assets and/or Clovis (inclusive of the Transferred Assets).

(b) Bankruptcy Court Filings.

(i) Sale Order and Bidding Procedures Order. Clovis shall use its reasonable best efforts to seek entry of the Sale Order, the Bidding Procedures Order, and any other necessary orders by the Bankruptcy Court to consummate the Closing as soon as reasonably practicable following the execution of this Agreement, subject to the terms of the Bidding Procedures Order and Sale Order. Clovis and Novartis understand and agree that the transaction is subject to approval by the Bankruptcy Court. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Clovis shall use commercially reasonable efforts to defend such appeal at its own cost and expense and Novartis agrees to cooperate in such efforts, and each Party agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal.

(ii) Clovis shall cooperate with Novartis concerning the Bidding Procedures Order, the Sale Order, any other orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement, and the bankruptcy proceedings in connection therewith, and Clovis shall, to the extent reasonably practicable, provide Novartis with draft copies of all applications, pleadings, notices, proposed orders and other documents relating to the Transaction at least three (3) Business Days (or such shorter time as may be necessitated by the circumstances) in advance of the proposed filing date so as to permit Novartis sufficient time to review and comment on such drafts, and, with respect to all provisions that are about or affect Novartis or the Transferred Assets, or relate to the transactions contemplated by this Agreement, such pleadings and proposed orders shall be in form and substance reasonably acceptable to Clovis and Novartis. Clovis shall provide Novartis reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Bidding Procedures Order and the Sale Order.

(iii) Novartis shall take all commercially reasonable actions as may be reasonably necessary to cause the Bidding Procedures Order and Sale Order to be issued, entered and become Final Orders, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Novartis agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Clovis to assist in obtaining entry of the Bidding Procedures Order and Sale Order and a finding of adequate assurance of future performance by Novartis, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (x) providing necessary assurances of performance by Novartis under this Agreement and demonstrating that Novartis is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

(iv) The Parties acknowledge that under the Bankruptcy Code, the sale of the Transferred Assets is subject to approval of the Bankruptcy Court. The Parties acknowledge that to obtain such approval Clovis must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best bid possible for the Transferred Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Transferred Assets to prospective Qualified Bidders (as defined in the Bidding Procedures Order), and entertaining any higher or better offers from prospective Qualified Bidders.

(v) The Sale Motion shall include procedures for the assumption of and assignment to Novartis of the Assigned Contracts (the “Assignment and Assumption Procedures”) that are consistent with this Agreement. Among other things, the Assumption and Assignment Procedures shall require Clovis to serve on each non-debtor Contract counterparty a notice specifically stating that (i) Clovis is or may be seeking to assume and assign the Contract; (ii) the proposed Cure Costs for each Contract; and (iii) the deadline for objecting to the Cure Costs which shall be no later than fourteen (14) days prior to the hearing to consider approval of the Sale Order, or, with respect to Previously Omitted Contracts, fourteen (14) days after the counterparty’s receipt of a Previously Omitted Contract Notice.

(c) Back-Up Bidder. In accordance with the Bidding Procedures Order and the Bidding Procedures, if an Auction is conducted and Novartis is not the prevailing party at the conclusion of such Auction but is the next highest bidder, as determined by Clovis, Novartis shall be required to serve as the Back-Up Bidder. and keep Novartis’s bid to consummate the transactions contemplated by this Agreement (as the same may be revised in the Auction with the consent of Novartis) open and irrevocable in accordance with the Bidding Procedures Order until the earliest of (a) the first business day after the closing of a sale transaction with the Successful Bidder, (b) sixty (60) days after the entry of an order approving a sale to the Successful Bidder at the Auction, and (c) seventy (70) days after the Auction (such date, the “Backup Bid Expiration Date”). In accordance with and subject to the Bidding Procedures, if the closing of the sale transaction with the Successful Bidder is terminated prior to the Backup Bid Expiration Date, the Back-Up Bidder will be deemed the new Successful Bidder and shall be obligated to consummate the sale as if it were the Successful Bidder at the Auction.

(d) Cure Costs. Subject to entry of the Sale Order, Clovis shall, (a) on or as reasonably practicable following the Closing, pay the Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts (excluding any Assigned Contracts that are Previously Omitted Contracts or Disputed Contracts for which Cure Costs have not been consensually agreed with the Contract counterparty or fixed by an order of the Bankruptcy Court as of the Effective Date) so that such Contracts may be assumed by Clovis and assigned to Novartis (subject to payment by Clovis of the Cure Costs and provision by Novartis of adequate assurance of future performance), and (b) with respect to each Assigned Contract that is a Previously Omitted Contract or a Disputed Contract for which Cure Costs have not been consensually agreed with the Contract counterparty or fixed by an order of the Bankruptcy Court as of the Effective Date, on the date that is five (5) Business Days after the date on which (i) the Cure Costs with respect to such Assigned Contract have been consensually agreed, or (ii) the Bankruptcy Court has entered an order fixing such Cure Costs, pay such Cure Costs and cure any and all other defaults and breaches under so that such Contracts may be assumed by Clovis and assigned to Novartis (subject to payment by Clovis of the Cure Costs and provision by Novartis of adequate assurance of future performance), in each case of the foregoing clauses (a) and (b), in accordance with the provisions of Section 365 of the Bankruptcy Code, the Bidding Procedures Order, the Sale Order and this Agreement. Clovis agrees that it will promptly take such commercially reasonable actions as are necessary to obtain a Final Order of the Bankruptcy Court (which order may be the Sale Order) providing for the assumption and assignment of such Contracts.

(e) Bankruptcy Court Milestones. Clovis shall use its reasonable best efforts to comply with the following timeline (the “Bankruptcy Court Milestones”):

(i) As promptly as practicable but in no event later than two (2) calendar days after the Petition Date, Clovis shall file with the Bankruptcy Court the Sale Motion, together with a substantially final form of this Agreement, which shall include an executed Agreement and 3BP’s consent.

(ii) No later than January 18, 2023, Clovis shall obtain entry of the Bidding Procedures Order, or such other date as agreed by the Parties.

(iii) No later than February 1, 2023, the Bidding Procedures Order shall be a Final Order, or such other date as agreed by the Parties.

(iv) No later than March 9, 2023, the Auction (if necessary) shall have been held pursuant to the Bidding Procedures Order, or such other date as agreed by the Parties.

(v) No later than March 24, 2023, the Bankruptcy Court shall have held the Sale Hearing to consider entry of the Sale Order, or such other date as agreed by the Parties.

(vi) No later than two (2) Business Day after the Sale Hearing, Clovis shall obtain entry by the Bankruptcy Court of the Sale Order.

(vii) No later than April 11, 2023, the Sale Order shall be a Final Order, or such other date as agreed by the Parties.

(viii) No later than five (5) Business Days after the Petition Date, the Bankruptcy Court shall have entered the interim DIP Financing Order and/or interim Cash Collateral Order.

(ix) No later than thirty (30) Business Days after the Petition Date, the Bankruptcy Court shall have entered the final DIP Financing Order and/or the final Cash Collateral Order, and the DIP Financing Order and/or Cash Collateral Order shall not be terminated or revoked.

(f) Noticing Requirements. Clovis shall promptly serve true and correct copies of all applicable pleadings and notices in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable order of the Bankruptcy Court.

(g) Conversion. Clovis shall not voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, the appointment of a trustee under Chapter 11 or Chapter 7 of the Bankruptcy Code or the appointment of an examiner with expanded powers.

(h) Expense Reimbursement and Break-Up Fee.

(i) Following entry of the Bidding Procedures Order, if this Agreement is terminated by Novartis or Clovis for any reason pursuant to Section 10.01, other than termination pursuant to Sections 10.01(a), 10.01(d), 10.01(g) (to the extent any such amendment, modification, supplement, reversal, voiding, vacation or stay precludes such payment), 10.01(h) (solely with respect to the milestones set forth in Sections 6.04(e)(iii) and 6.04(e)(vii), provided the failure to achieve such milestone in Section 6.04(e)(iii) or 6.04(e)(vii) was not the result of a failure by Clovis to comply with Section 6.05 or any other obligation under this Agreement), or 10.01(i)(A). Clovis shall, within five (5) Business Days after such termination of this Agreement, reimburse Novartis for all actual, documented and reasonable out of pocket costs, fees and expenses incurred by Novartis or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Novartis or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, including the Bankruptcy Case and other judicial and regulatory proceedings related to the Agreement, up to an aggregate amount of $2,000,000 (such costs, fees and expenses, the “Expense Reimbursement”), such reimbursement to be made by wire transfer(s) in immediately available funds to one or more bank accounts of Novartis (or any of its Affiliates as so designated by Novartis) designated in writing by Novartis to Clovis.

(ii) In addition to any payments that may be due pursuant to Section 6.04(h)(i), following entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Sections 10.01(b)(i), 10.01(b)(iii) (to the extent Clovis seeks such dismissal or conversion or appointment of a trustee or examiner, or fails to use commercially reasonable efforts to oppose any other party seeking to dismiss or convert the case or appoint a trustee or examiner),10.01(c) (to the extent that such termination is not a result of a breach of Section 5.06 that is required by Applicable Law, Order of the Bankruptcy Court or the DIP Financing Order and provided that in that case Clovis used commercially reasonable efforts in seeking to avoid such breach, including opposing any action or relief that might result in such breach), 10.01(e), 10.01(f), 10.01(g) (to the extent any such amendment, modification, supplement, reversal, voiding, vacation or stay does not preclude such payment), 10.01(h) (other than with respect to the milestones set forth in Sections 6.04(e)(iii) and 6.04(e)(vii), and provided that the failure to achieve such milestone in Section 6.04(e)(iii) or 6.04(e)(vii) was not the result of a failure by Clovis to comply with Section 6.05 or any other obligation under this Agreement), 10.01(i)(B), or 10.01(j) (to the extent Clovis does not take every effort to avoid engaging in the Prohibited Action, including taking commercially reasonable efforts to oppose any action or relief that might result in a Prohibited Action), Clovis shall, in addition to the Expense Reimbursement which shall be payable as provided in Section 6.04(h)(i), pay to Novartis the Break-Up Fee, such payment of the Break-Up Fee to be made by wire transfer(s) in immediately available funds to one or more bank accounts of Novartis (or any of its Affiliates as so designated by Novartis) designated in writing by Novartis to Clovis (as provided in the immediately following sentence); provided, however, a Break-Up Fee shall only be payable in the event of termination pursuant to Sections 10.01(b)(i), 10.01(g) or 10.01(h) if the termination event is a result of Clovis’ action or inaction, including that Clovis does not use commercially reasonable efforts to oppose any third party in pursuing an action that leads to such termination event. The Break-Up Fee shall be paid by wire transfer of immediately available funds (x) in the case of a termination pursuant to Sections 10.01(b)(i), 10.01(b)(iii), 10.01(c), 10.01(f), 10.01(g), 10.01(h), 10.01(i)(B) or 10.01(j), five (5) Business Days of such termination or (y) in the case of termination pursuant to Section 10.01(e) on the earlier of the closing of an Alternative Transaction or the Backup Bid Expiration Date.

(iii) The Parties acknowledge and agree that (A) the Parties have expressly negotiated the provisions of this Section 6.04(h) and the payment of the Break-Up Fee and the Expense Reimbursement are integral parts of this Agreement, (B) in the absence of Clovis obligations to make these payments, would not have entered into this Agreement and agreed to pursue the Transaction, and (C) the Break-Up Fee and the Expense Reimbursement shall constitute allowed superpriority Administrative Expense Claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code junior only to any superpriority Administrative Expense Claims granted in connection with the DIP Financing and/or Cash Collateral order (and any claims carved out from the liens and superpriority claims granted under the DIP Financing Order and/or Cash Collateral Order).

(iv) The obligations of Clovis to pay the Break-Up Fee and/or the Expense Reimbursement shall survive the termination of this Agreement. The Break-Up Fee and the Expense Reimbursement shall be deemed earned upon entry of the Bidding Procedures Order.

(i) Clovis and its Subsidiaries shall not file a plan of reorganization or liquidation in its Bankruptcy Case which has a Material Adverse Effect on the Transferred Assets or materially adversely affects Clovis’ ability to consummate the transaction or adversely affects Novartis’ rights under this Agreement.

Section 6.05. Reasonable Best Efforts. Subject to Clovis’ fiduciary duties, Clovis’ duties under the Bidding Procedures Order and the other provisions of this Agreement, during the period from the date hereof until the Effective Date or earlier termination of this Agreement, each Party shall use reasonable best efforts to take such steps within its control to consummate the Closing as promptly as practicable.

ARTICLE 7

TAX MATTERS

Section 7.01. Tax Matters Representations and Warranties. Clovis hereby represents and warrants to Novartis that:

(a) Clovis has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets on or prior to the Execution Date. Such Tax Returns are and will be true, correct and complete in all material respects.

(b) All material Taxes and all material Tax liabilities with respect to the Exploitation of any of the Transferred Assets that are due and payable on or prior to the Execution Date have been timely paid in full to the appropriate Taxing Authorities on or prior to the Execution Date.

(c) Clovis has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all material Taxes which arise from or with respect to the Transferred Assets.

(d) (i) Clovis has not been the subject of an audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to the Exploitation of any of the Transferred Assets, which audit or other examination has not been settled as of the date hereof; (ii) to the Knowledge of Clovis or any officer or employee of Clovis, no such audit is contemplated or pending; and (iii) Clovis has not received any written notices from any Taxing Authority relating to any material issue that could affect any Tax liability with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets.

(e) Clovis, as of the Execution Date, (i) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets that has not expired, and (ii) is not presently contesting the Tax liability with respect to the Exploitation of any of the Transferred Assets before any Governmental Authority.

(f) All Taxes that Clovis is (or was) required by Applicable Law to withhold or collect with respect to the Exploitation of any of the Transferred Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(g) No written claim has ever been made by any Taxing Authority in a jurisdiction where Clovis does not file Tax Returns with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets that Clovis is or may be subject to taxation by that jurisdiction with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets.

(h) There are no Liens for Taxes on the Transferred Assets other than Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto in accordance with GAAP.

(i) Clovis is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 7.02. Tax Cooperation; Allocation of Taxes. Each Party shall be responsible for any Tax obligations of its own due to this Agreement (including income Tax and capital gains Tax). Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations. For all Tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise. All amounts mentioned in this

Agreement are exclusive of any value-added tax and United States sales Tax. According to local U.S. sales Tax, Clovis’ invoices to Novartis will not be taxed in the U.S. because the sale of intangible assets are taxable according to international practice and U.S. sales Tax law at the place where the invoice recipient is domiciled. All indirect Tax obligations in the country where the invoice recipient is domiciled are the responsibility of the invoice recipient.

Section 7.03. Transfer Taxes. Notwithstanding Section 7.02, any and all stamp, duty, stamp duty, documentary, registration, business and occupation and other similar Taxes imposed by any Taxing Authority in connection with the Sale Order contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Novartis.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

Section 8.01. Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Date until the eighteen (18) month anniversary of the Effective Date; provided that (i) the representations and warranties in Sections 3.01, 3.02, and 3.03, 4.01, 4.02, 4.03, and 4.04 (“Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Applicable Law. The covenants and agreements of the Parties contained in this Agreement, any other writing delivered pursuant hereto or connection herewith that are to be performed prior to the Closing shall survive the Effective Date until the eighteen (18) month anniversary of the Effective Date and all of the other covenants and agreements set forth herein shall survive the Effective Date in accordance with its terms. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 8.02. Indemnification. (a)From and after the Closing, Clovis hereby indemnifies Novartis, its Affiliates and their respective directors, officers, employees, representatives, successors and permitted assigns (collectively, the “Novartis Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages, whether or not involving a Third Party Claim, incurred or suffered by any Novartis Indemnified Parties arising out of:

(i) any breach of any representation or warranty (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) (“Warranty Breach”) or breach of covenant or agreement made or to be performed by Clovis pursuant to this Agreement;

(ii) any Excluded Liability; or

(iii) any breach of the terms or conditions of the Original License Agreement by Clovis or any of its Subsidiaries prior to the Closing.

(b) From and after the Closing, Novartis hereby indemnifies Clovis, its Affiliates and their respective directors, officers, employees, representatives, successors and assigns (“Clovis Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages, whether or not involving a Third Party Claim, incurred or suffered by any Clovis Indemnified Party arising out of:

(i) any Warranty Breach (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) or breach of covenant or agreement made or to be performed by Novartis pursuant to this Agreement; or

(ii) any Assumed Liability, Development, Manufacture or Commercialization of any Product by or on behalf of Novartis or any of its Affiliates or Sublicensees.

(c) Clovis’ Indemnification Obligation. Any indemnification obligation of Clovis that arises during the Bankruptcy Cases under this Section 8.02 shall constitute allowed superpriority Administrative Expense Claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code junior only to any superpriority Administrative Expense Claims granted in connection with the DIP Financing; provided, however, for the avoidance of doubt any such obligations shall continue in the ordinary course after confirmation of any plan in the Bankruptcy Cases and shall be payable by Clovis in the ordinary course after the effective date of any plan and shall not be discharged, released or enjoined in the Bankruptcy Cases.

(d) Deductible. The Indemnifying Parties shall have no liability in respect of any indemnification obligations for any Warranty Breach unless and until the amount that would otherwise be recoverable from such Indemnifying Party in respect of any such Damages, when aggregated with any other amounts that would otherwise be recoverable from such Indemnifying Party, exceeds $750,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay and be liable from dollar one; provided, that such limitations shall not apply to any Damages suffered by an Indemnified Party with respect to breaches of the Fundamental Representations.

(e) Cap. The aggregate liability of any Indemnifying Party in respect of any indemnification obligations for any Warranty Breaches shall not exceed $40,000,000; provided, that such limitation shall not apply to any loss suffered by an Indemnified Party, with respect to breaches of the Fundamental Representations, for which the maximum amount recoverable shall be limited to an amount equal to the Upfront Payment and any Milestone Payment actually made.

Section 8.03. Claim Procedures. (a)The Party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action, proceeding, dispute, arbitration, audit, hearing, investigation or inquiry (whether formal or informal) by any Third Party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i)the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 8.03(a), (ii)the Third Party Claim relates to or arises in connection with any criminal Action, (iii)the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iv)in the case of Clovis as the Indemnifying Party, the Third Party Claim relates to any of the Transferred Assets or (v)the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement of such Third Party Claim if such settlement (i) does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (ii) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or (iii) includes the admission or acknowledgement of any wrongdoing by the Indemnified Party or any of its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i)incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii)if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify, hold harmless, or defend any Indemnified Party against any Damages arising out of or result from, in whole or in part, such Indemnified Party’s gross negligence or willful misconduct.

(h) Notwithstanding anything to the contrary contained in this Agreement, Novartis’s sole and exclusive remedy with respect to any claim for indemnification hereunder shall be to offset the amount of any such indemnification claim against a Milestone Payment in accordance with Section 2.07(c) and in no event shall Novartis be permitted to seek payment of such indemnification claim directly from Clovis or its successors.

Section 8.04. Reductions. To the extent that any Third Party Claim giving rise to indemnification under Section 8.02 is actually compensated by an Indemnified Party’s insurance company, the amount of indemnification shall be reduced by such compensation. For the avoidance of doubt, the Parties are aware that this will not exclude the possibility that insurance companies may have a right to full or partial recourse against the Indemnifying Party. Payments by an Indemnifying Party pursuant to this Article 8 in respect of any Damages shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Damages by the Indemnified Party.

Section 8.05. Mitigation. The Indemnified Parties shall use reasonable best efforts to mitigate any Damages for which the Indemnifying Party may be entitled to indemnification pursuant to this Article 8.

Section 8.06. Limitation of Liability. EXCEPT (I) IN THE EVENT OF THE FRAUD OR WILLFUL MISCONDUCT OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 5.03, OR (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, REMOTE, EXEMPLARY OR SPECULATIVE DAMAGES OR OTHER DAMAGES THAT ARE NOT PROBABLE OR REASONABLY FORESEEABLE. EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT, AND RIGHT TO SEEK SPECIFIC PERFORMANCE PURSUANT TO SECTION 11.11, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES HEREUNDER FOLLOWING THE CLOSING.

ARTICLE 9

CLOSING; CONDITIONS TO OBLIGATION TO CLOSING

Section 9.01. Conditions to Novartis’ Obligations. Novartis’ obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver by Novartis of the following conditions:

(a) Clovis shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Clovis at or prior to the Closing;

(b) The representations and warranties of Clovis contained in Article 3 of this Agreement shall be true and correct in all respects, at and as of the Execution Date, and on the Effective Date (provided that if a representation and warranty speaks as of a specific date, it only needs to be true and correct as of that date), except where the failure of such representation and warranty to be so true and correct would not reasonably be expected to have a Material Adverse Effect;

(c) No order staying, reversing, modifying or amending the Bidding Procedures Order shall be in effect on the Effective Date;

(d) The Bankruptcy Court shall have entered the Sale Order, such order shall be a Final Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Effective Date;

(e) No injunction, stay, or similar order issued by any Governmental Authority shall be in effect that restrains, enjoins, stays, or prohibits the consummation of the transactions set forth in this Agreement and there must not be in effect any Applicable Law that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(f) Since the date of this Agreement, there shall not have occurred any event, change, occurrence or effect that, individually or together with all other events, changes, occurrences or effects, has had, or would reasonably be expected to have, a Material Adverse Effect on the Transferred Assets; and

(g) Clovis shall have delivered to Novartis electronic copies of all Transferred Records (including copies of all data relating to any FAP-Targeting Compound or Products) and documentation relating to the Know-How included in the Transferred Assets (including all libraries of the FAP-Targeting Compound and Subject Know-How and the Phase 1b Clinical Study Data), in each case, in a format reasonably acceptable to Novartis, in the possession, custody or control of Clovis or any of its Subsidiaries as of the Effective Date (it being understood that Clovis may retain copies of the items listed in this clause for its own record-keeping, regulatory, historical and litigation purposes), including, but not limited to, those documents listed on Exhibit F hereto;

(h) [Reserved]

(i) Clovis shall have delivered a counterpart of the Assignment and Transfer Agreement, duly executed by Clovis;

(j) Clovis shall have delivered all Inventory and Ancillary Materials in its possession or custody as of the Effective Date to Novartis;

(k) Clovis shall have paid, or be in the process of paying as reasonably practicable following the Closing, all Cure Costs for all Assigned Contracts other than Previously Omitted Contracts and Disputed Contracts for which Cure Costs have not been consensually agreed with the Contract counterparty or fixed by an order of the Bankruptcy Court as of the Effective Date;

(l) 3BP shall have consented to the transactions contemplated by this Agreement to the extent required by the Original License Agreement;

(m) Any waiting period (including any extension thereof) or approvals applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act (if applicable) and any agreement with any Governmental Authority not to consummate the transaction shall have expired or terminated; and

(n) Clovis shall have delivered a counterpart of the Transition Services Agreement, duly executed by Clovis.

Section 9.02. Conditions to Clovis’ Obligations. Clovis’ obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver by Clovis of the following conditions:

(a) Novartis shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Novartis at or prior to the Closing;

(b) The Bankruptcy Court shall have entered the Sale Order, such order shall not be subject to a stay, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Effective Date;

(c) No injunction, stay, or similar order issued by any Governmental Authority shall be in effect that restrains, enjoins, stays, or prohibits the consummation of the transactions set forth in this Agreement and there must not be in effect any Applicable Law that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d) Novartis shall have delivered a counterpart of the Assignment and Transfer Agreement, duly executed by Novartis;

(e) Any waiting period (including any extension thereof) or approvals applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act (if applicable) and any agreement with any Governmental Authority not to consummate the transaction shall have expired or terminated;

(f) The representations and warranties of Novartis contained in Article 3 of this Agreement shall be true and correct in all material respects, at and as of the Execution Date, and on the Effective Date;

(g) 3BP shall have consented to the transactions contemplated by this Agreement to the extent required by the Original License Agreement and the Bankruptcy Code and such consent shall be effective; and

(h) Novartis shall have delivered a counterpart of the Transition Services Agreement, duly executed by Novartis.

Section 9.03. No Frustration of Closing Conditions. Neither Novartis nor Clovis may rely on the failure of any condition to its obligation to consummate the transactions contemplated in this Agreement set forth in Section 9.01 or Section 9.02, as the case may be, to be satisfied if such failure was caused by such Party’s breach of a representation, warranty or covenant hereunder or failure to act in good faith.

ARTICLE 10

TERMINATION

Section 10.01. Termination of this Agreement. This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing, notwithstanding any prior approval of this Agreement by the Bankruptcy Court, as follows:

(a) by mutual written consent of each of Novartis and Clovis;

(b) by any Party by giving written notice to the other Party if:

(i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued an Applicable Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, including a Final Order entered by the Bankruptcy Court, and such Applicable Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled, in any material respect, any of its obligations under this Agreement;

(ii) the Closing shall not have occurred on or prior to May 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to a Party if the failure to consummate the Closing by the Outside Date shall be due to the failure of such Party to have fulfilled, in any material respect, any of its obligations under this Agreement, provided that Novartis shall not have the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) during the pendency of any litigation brought prior to the Outside Date by Clovis for specific performance of this Agreement; or

(iii) if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Clovis is appointed in the Bankruptcy Case.

(c) by Novartis (provided that it is not at such time in material breach of this Agreement) by giving written notice to Clovis if there has been a breach by Clovis (or any of its Subsidiaries) of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Novartis at Closing, and such breach has not been waived by Novartis, or, if such breach is curable, cured by Clovis prior to the earlier to occur of (A) twenty (20) days after receipt of Novartis’ notice of intent to terminate, and (B) one (1) Business Day prior to the Outside Date;

(d) by Clovis (provided that it is not at such time in material breach of this Agreement) by giving written notice to Novartis if there has been a breach by Novartis (or any of its Affiliates) of any representation, warranty, covenant, or agreement contained in this Agreement, including a breach of Novartis’ obligation to consummate the Closing, that has prevented the satisfaction of the conditions to the obligations of Clovis at Closing, and such breach has not been waived by Clovis, or, if such breach is curable (failure to consummate the Closing when required is not curable), cured by Novartis prior to the earlier to occur of (A) twenty (20) days after receipt of Clovis’ notice of intent to terminate, and (B) one (1) Business Day prior to the Outside Date, but not if the terminating party is in breach of this Agreement;

(e) by Clovis or Novartis if (i) subject to clause (iii) below, Clovis (or its Affiliates) enter into a definitive agreement with respect to an Alternative Transaction with one or more Persons other than Novartis, (ii) subject to clause (iii) below, the Bankruptcy Court enters an order approving an Alternative Transaction with one or more Persons other than Novartis, or (iii) Novartis is not the Successful Bidder at the Auction and (iv) either (A) Novartis is not required by the terms of this Agreement or the Bidding Procedures Order to serve as the Backup Bidder or (B) Novartis is required by the terms of this Agreement or the Bidding Procedures Order to serve as the Backup Bidder, in which case such termination shall not be effective until the earlier of the closing of the sale of the Transferred Assets or the Backup Bid Expiration Date;

(f) by Novartis, if Clovis withdraws or seeks authority to withdraw the Sale Motion;

(g) by Novartis, if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is (x) amended, modified or supplemented without Novartis’ prior written consent or (y) voided, reversed or vacated or is subject to a stay, or (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented without Novartis’ prior written consent or (y) voided, reversed or vacated or is subject to a stay;

(h) by Novartis (provided that it is not at such time in material breach of this Agreement), if any of the Bankruptcy Court Milestones are not met; or

(i) by Clovis if (A) all of the conditions set forth in Sections 9.01 and 9.02 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Novartis fails to complete the Closing at the time required by Section 2.05, or (B) if Clovis or its board of directors determines in good faith, on advice of outside legal counsel, that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would violate applicable Law or be inconsistent with its or such Person’s or body’s fiduciary obligations under Applicable Law.

(j) By Novartis (provided that it is not at such time in material breach of this Agreement) if Clovis or any of its Subsidiaries engages in or agrees to engage in any of the Prohibited Actions without Novartis’ prior written consent, including, without limitation, if such action is required by Applicable Law, any order of the Bankruptcy Court or the DIP Financing Order, provided that if such action is required by Applicable Law, any order of the Bankruptcy Court or the DIP Financing Order then such action shall only be an event of termination if it has a Material Adverse Effect (provided, however, solely for purposes of this Section 10.01(j), a Material Adverse Effect shall include any Prohibited Actions without Novartis’ prior written consent, including, without limitation, if such action is required by Applicable Law, any order of the Bankruptcy Court or the DIP Financing Order) and such Prohibited Action is not cured by Clovis within twenty (20) days after receipt by Clovis of written notice thereof.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, all rights and obligations of the Parties hereunder shall terminate and upon such termination and shall become null and void (except that Article I, Section 2.06(d), Section 2.06(e), Section 6.06(h), Article 11, and this Section 10 shall survive any such termination); provided that in the event of termination by Clovis, Clovis’ sole and exclusive remedy shall be limited to the Deposit (subject to the extent Clovis has a right to the Deposit under the terms of the Agreement). For the avoidance of doubt, the Expense Reimbursement and the Break-Up Fee shall, if applicable, be paid upon termination of this Agreement in accordance with Section 6.06(h) and anything herein to the contrary notwithstanding, termination of this Agreement shall not affect or modify Clovis’ agreement and obligation to pay the Expense Reimbursement and the Break-Up Fee subject to and in accordance with the terms of this Agreement, which shall be Novartis’s sole and exclusive remedy (in addition to the return of the Deposit, if applicable under the terms of the Agreement) in the event Novartis or Clovis terminates this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Novartis, to:

Novartis Innovative Therapies AG

Suurstoffi 14

6343 Rotkreuz

Switzerland

Attn: BD&L Partnering Head Oncology

Fax: +41 61 324 21000

Email: david.benathan@novartis.com

with copies to:

Novartis Innovative Therapies AG

Suurstoffi 14

6343 Rotkreuz

Switzerland

Attn: Global Head, Legal Transaction

Email: janet.raimondo@novartis.com

Arnold & Porter Kaye Scholer LLP

250 W 55th Street

New York, New York 10019

Attn:    Eric Rothman

            Benjamin Mintz

Email:  eric.rothman@arnoldporter.com

             Benjamin.mintz@arnoldporter.com

if to Clovis, to:

Clovis Oncology, Inc.

5500 Flatiron Parkway, Suite 100

Boulder, CO 80301

Attn: Paul Gross

Email: pgross@clovisoncology.com

legalaffairs@clovisoncology.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn:    Rachel Strickland

            Thomas Mark

            Andrew Mordkoff

Email:  rstrickland@willkie.com

            tmark@willkie.com

            amordkoff@willkie.com

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attn: J. Brian Stalter

Email: jbrianstalter@cooley.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.03. Expenses. Except for the Expense Reimbursement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns (including any trustee, manager or similar officer appointed in respect of Clovis in the Bankruptcy Case or in any chapter 7 case into the Bankruptcy Case may be converted or any liquidation trust or similar vehicle established under a confirmed plan). Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, to any Person without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that each Party may transfer or assign such rights and obligations under this Agreement to an Affiliate (for so long as such Person remains an Affiliate and such assignment shall not relieve the obligations of such assigning Party) or in case of Clovis to a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Bankruptcy Case.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that the laws of such state are superseded by the Bankruptcy Code and orders of the Bankruptcy Court.

Section 11.06. Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken, or (b) in the event that the Bankruptcy Court lacks jurisdiction over such Action, the Bankruptcy Case is closed, or if the Bankruptcy Court is unwilling or unable to hear such Action, the United States District Court for the Southern District of New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 11.09. Entire Agreement. This Agreement, the Transition Services Agreement, the Imaging Agent Licensing Agreement, the Escrow Agreement and all other documents between Clovis and Novartis contemplated by the transactions hereby constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Specific Performance. Each Party acknowledges that the other Party may be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement after the Closing. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, and notwithstanding anything contained in this Agreement, each Party shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Party’s covenants and agreements contained in this Agreement, in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity, and each Party waives any requirement for the securing or posting of any bond or security in connection with any such remedy.

Section 11.12. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, epidemics, pandemics or disease outbreaks in the United States or elsewhere in the world, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or unavailability of materials related to the Manufacture of the Products. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

Section 11.13. Antitrust Filings.

(a) Each of Novartis and Clovis agrees to use commercially reasonable efforts to prepare and make the notifications, filings and other information required to be filed under the HSR Act with respect to the transactions as soon as reasonably practicable, but in no event later January 4, 2023, unless otherwise agreed to by the Parties, and to obtain as expeditiously as reasonably possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the transactions contemplated by this Agreement: (i) satisfying the conditions to consummating the transactions contemplated by this Agreement; and (ii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the transactions contemplated by this Agreement. Each Party shall be responsible for its own costs and expenses associated with any filings, provided that Novartis will be solely responsible for the HSR filing fee(s).

(b) The Parties shall (i) cooperate in the antitrust clearance process, (ii) to respond and furnish promptly to the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”) and any other antitrust agency or authority, any information reasonably requested by them in connection with such filings, (iii) promptly keep the other informed of any communication received from or given to the FTC, DOJ and any other antitrust agency or authority, relating to such filings (and provide a copy to the other Party if such communication is in writing), (iv) reasonably consult with each other in advance of any meeting or conference with the FTC, DOJ and any other antitrust agency or authority, and, to the extent permitted by the FTC, DOJ, and any other antitrust agency or authority, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences, and (v) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel, incorporating where appropriate, concerning any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC, DOJ and any other antitrust agency or authority.

(c) None of the Parties, including their respective Affiliates, shall take, cause or permit to be taken, or omit to take, any action which is reasonably expected to materially delay or prevent consummation of the transactions contemplated by this Agreement, unless otherwise agreed to by the Party. No Party hereto, without the other Party’s prior written consent, shall: (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws; or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the transactions contemplated by this Agreement (or that would otherwise prevent or prohibit the Parties from consummating the transactions contemplated by this Agreement).

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 11.13, Novartis, including its Affiliates, shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority in connection with the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement. However, notwithstanding anything to the contrary in this Agreement or any of the transaction documents to the contrary, Novartis shall not be required to propose, consider, offer, agree to, consent to or make any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and Clovis shall not offer, propose, suggest or agree to any divestiture or other structural or conduct relief without the prior written consent of Novartis.

Section 11.14. Electronic Signatures. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the Parties hereby waive any objection to the contrary.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Execution Date.

CLOVIS ONCOLOGY, INC.

By:	/s/ Daniel Muehl
Name: Daniel Muehl
Title: Chief Financial Officer

NOVARTIS INNOVATIVE THERAPIES AG

By:	/s/ Bertrand Bugnon
Name: Bertrand Bugnon
Title: Authorized Signatory

By:	/s/ Ruth Schuchter
Name: Ruth Schuchter
Title: CCFO NVS Swiss & CFO Swiss IM Operations